EXHIBIT 10.1

Published CUSIP Number: 28471DAC6

Revolving Credit CUSIP Number:  28471DAE2

Term Loan CUSIP Number:  28471DAD4

$575,000,000

CREDIT AGREEMENT

dated as of July 23, 2015,

by and among

Eldorado Resorts, Inc.,

as Borrower,

Certain Subsidiaries of the Borrower,
as Guarantors,

the Lenders referred to herein,
as Lenders,
and

JPMorgan Chase Bank, N.A.,
as Administrative Agent,
Swingline Lender and Issuing Lender

J.P. Morgan Securities LLC,

Macquarie Capital (USA) Inc.,

Credit Suisse Securities (USA) LLC,

U.S. Bank National Association, and

KeyBank National Association,
as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1 through H-4	-	Form of U.S. Tax Compliance Certificates
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Mortgage
Exhibit K	-	Form of Stock Pledge Agreement
Exhibit L	-	Form of Solvency Certificate
Exhibit M	-	Form of Guaranty Agreement

SCHEDULES
Schedule 6.1(d)	-	Closing Date Mortgaged Property
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.9	-	ERISA Plans
Schedule 7.12	-	Material Contracts
Schedule 7.18	-	Real Property
Schedule 7.19	-	Litigation
Schedule 7.27	-	Non-Core Land/Unrestricted Subsidiaries
Schedule 7.29	-	Brokerage Fees
Schedule 7.30	-	Partnerships
Schedule 8.18(a)	-	Post-Closing Mortgaged Property
Schedule 8.18(d)	-	Gaming Approvals
Schedule 8.18(e)	-	Post-Closing Deliverables
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3(a)(ii)	-	Existing Investments
Schedule 9.3(a)(vi)	-	Post-Closing Investments
Schedule 9.7	-	Transactions with Affiliates

CREDIT AGREEMENT, dated as of July 23, 2015 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among ELDORADO RESORTS, INC., a Nevada corporation, as the borrower (the “Borrower”), the Guarantors signatory hereto, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

The Borrower has requested that the Lenders extend certain credit facilities to the Borrower in an aggregate principal amount of $575,000,000 on the terms and conditions of this Agreement.

The Borrower has agreed to secure all of its Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets (other than Excluded Assets (as such term is defined in the Security Agreement), including, subject to receipt of all required approvals of Gaming Authorities, a pledge of all of the Equity Interests of its Material Domestic Subsidiaries.

The Guarantors have agreed to (a) guarantee the Obligations and (b) secure their respective Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets (other than Excluded Assets), including a pledge of all of the Equity Interests of each of their respective Material Domestic Subsidiaries.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                                             Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABR” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” means 100% of the Equity Interests of any Person that is not already a Subsidiary or an Unrestricted Subsidiary of the Borrower, which Person shall, as a result of the acquisition of such Equity Interests, become a wholly-owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or another wholly-owned Domestic Subsidiary of the Borrower; provided that (a) in the case of any such merger involving the Borrower, the Borrower shall be the surviving or continuing Person, and (b) in the case of any such merger involving any other Credit Party, such Credit Party shall be the surviving or continuing Person).

“Adjusted LIBO Rate” means, with respect to any Eurodollar borrowing for any Interest Period, the greater of (a)(i) an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the LIBO Rate for such Eurodollar borrowing in effect for such Interest Period multiplied by (ii) the Statutory Reserve Rate for such Eurodollar borrowing for such Interest Period and (b) with respect to the Term Loans, 1.00% per annum.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.  For purposes of this definition, “control” means (a) the power to vote five percent or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  The terms “controlling” and “controlled” have meanings correlative thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, as of any date of determination, (a) with respect to any Term Loan, (i) 2.25% per annum, in the case of an ABR Loan, or (ii) 3.25% per annum, in the case of a Eurodollar Loan, and (b) with respect to Revolving Loans, in the case of any Eurodollar Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread,” as the case may be, based upon the Consolidated Total Leverage Ratio applicable on such date.

	Consolidated Total Leverage Ratio	Eurodollar Spread	ABR Spread
Category 1:	> 5.5 to 1.00	3.25%	2.25%
Category 2:	< 5.5 to 1.00 but > 4.5 to 1.00	3.00%	2.00%

	Consolidated Total Leverage Ratio	Eurodollar Spread	ABR Spread
Category 3:	< 4.5 to 1.00 but > 3.5 to 1.00	2.75%	1.75%
Category 4:	< 3.5 to 1.00	2.50%	1.50%

For purposes of the foregoing,

(i)                                     if at any time the Borrower fails to deliver the financial statements on or before the date such financials statements are due pursuant to Section 8.1, Category 2 shall be deemed applicable for the period commencing three Business Days after the required date of delivery of such financial statements and ending on the date which is three Business Days after such financial statements are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii)                                  adjustments, if any, to the Category then in effect shall be effective three Business Days after the Administrative Agent has received the applicable financial statements (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii)                               notwithstanding the foregoing, Category 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s first full Fiscal Quarter ending after the Closing Date and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc., Credit Suisse Securities (USA) LLC, U.S. Bank National Association and KeyBank National Association, each in its capacity as a joint lead arranger, joint bookrunner and co-syndication agent, and its successors.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including, without limitation, any disposition of Equity Interests) of any Credit Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof.  The term “Asset Disposition” shall not include (a) any Equity Issuance, (b) the sale, lease or other transfer of inventory, products, services, or accounts receivable in the ordinary course of business or in bankruptcy or similar proceedings, (c) any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower or any Guarantor taken as whole); (d) licenses and sublicenses by the Borrower or any Subsidiary of software or intellectual property in the ordinary course of business, (e) the transfer of assets pursuant to any other transaction permitted pursuant to Section 9.4, (f) the write-off, discount, sale or other disposition of receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (g) the disposition of any Hedge Agreement, (h) the granting of Liens not prohibited by Section 9.2, (i) the disposition of Investments in cash or Cash Equivalents, (j) the transfer by any Credit Party of its assets to any other Credit Party, (k) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any such transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer), (l) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary, (m) any sale, transfer, license, lease or other disposition of Property for aggregate consideration of less than $10,000,000 with respect to any transaction or series of related transactions, (n) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of the Borrower’s or any Subsidiary’s business, (o) the transactions contemplated by the Paid-Up Oil and Gas Leases and other sales or leases of oil, gas or mineral rights,  (p) any leases of retail, restaurant or entertainment venues and other similar spaces in the ordinary course of business, (q) the sale or other disposition of Non-Core Land, and (r) any exchange of like property pursuant to Section 1031 of the Code for use in a Related Business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.10), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Borrower” has the meaning assigned thereto in the preamble.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, or any ABR Loan as to which the interest rate is determined by reference to LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cage Cash” means all so-called “cage cash” that the Borrower and the Subsidiaries maintain within a Hotel/Casino Facility, in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding per each Hotel/Casino Facility.

“Capital Asset” means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the Borrower and its Subsidiaries during such period, as determined in accordance with GAAP, net of any Net Cash Proceeds received from all dispositions of

Capital Assets during such period (to the extent permitted hereunder) that have been reinvested pursuant to Section 4.4(b)(iii); provided that Capital Expenditures shall not be less than zero.

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.  Notwithstanding the foregoing, any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a Capital Lease under GAAP as in effect on the Closing Date, shall not be treated as a Capital Lease solely as a result of the adoption after the Closing Date of changes in GAAP described in the Proposed Accounting Standards Update to Leases (Topic 840) issued by the Financial Accounting Standards Board on August 17, 2010 (as the same may be amended from time to time).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within 120 days from the date of acquisition thereof, (b) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, or (d) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means an event or series of events by which:

(a)                                 (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)

becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the Equity Interests of the Borrower entitled to vote for members of the board of directors (or equivalent governing body) or (ii) the first day on which a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors; or

(b)                                 there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests in excess of the Threshold Amount any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Circus Reno/Silver Legacy Purchase” means the acquisition by ELLC and CC-RENO LLC of certain assets and equity interests of Circus Circus Casinos, Inc. and Galleon, Inc. pursuant to the terms of that certain Purchase and Sale Agreement dated as of July 7, 2015, by and among ELLC and CC-RENO LLC, as buyers, and Circus Circus Casinos, Inc. and Galleon, Inc., as sellers.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date of this Agreement.

“Closing Date Mortgaged Property” has the meaning set forth in Section 6.1(d)(i).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property of the Credit Parties, now owned or hereafter acquired for which a lien as collateral security for the Secured Obligations is pledged or granted (or purported to be pledged or granted) pursuant to the Security Documents, and shall exclude all real, personal and mixed property identified as “Excluded Property” in the Security Documents.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” shall mean any legal person or Affiliate of any legal person (other than, subject to the limitations set forth in this definition, an Affiliate of any Credit Party or any Arranger or any Affiliate thereof) that competes in any material respect with the business of the Borrower and its Subsidiaries from time to time, in each case, as identified by name from time to time by the Borrower to the Administrative Agent in a written notice to be a competitor of the Borrower and its Subsidiaries; provided (i) that any such written notice delivered to the Administrative Agent after the Closing Date shall not be effective until two (2) Business Days, and (ii) no designation of a Competitor or Affiliate of a Competitor after the Closing Date shall serve to retroactively disqualify any Person that is a Lender at the time such designation becomes effective; provided that in no event shall the Administrative Agent be deemed a Competitor.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:  (a) Consolidated Net Income for such period; plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:  (i) income and franchise taxes paid during such period; (ii) Consolidated Interest Expense for such period; (iii) amortization, depreciation and other non-cash charges for such period (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period (provided that the future cash payment of any such non-cash charge or expense shall be subtracted from Consolidated EBITDA to such extent); (iv) extraordinary losses during such period (excluding extraordinary losses from discontinued operations); (v) pre-opening expenses, calculated and classified as such in accordance with GAAP, incurred in connection with the opening of new gaming operations; (vi) non-recurring impairment costs; (vii) non-recurring cash expenses incurred in connection with the Circus Reno/Silver Legacy Purchase; and (viii) Transaction Costs; less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period, (i) interest income, (ii) any extraordinary gains, and (iii) non-cash gains or non-cash items increasing Consolidated Net Income during such period.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, all Indebtedness of the type described in clauses (a), (b), (c), (e), (f) and (h) of the definition thereof in an amount that would be reflected on a balance sheet prepared as of such date in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof), excluding (i) obligations in respect of Letters of Credit, except to the extent of unreimbursed amounts thereunder and (ii) Attributable Indebtedness of the type described in clause (b) of the definition thereof, unless such Indebtedness is Non-Recourse Debt.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date to (b) Consolidated Interest Expense for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease and all net payment obligations pursuant to Hedge Agreements) for such period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, and (d) any gain (or loss) from Asset Dispositions during such period.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Senior Secured Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Consolidated Tangible Assets” of any Person as of any date means the total assets of such Person and its Subsidiaries as of the most recent Fiscal Quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available, minus total goodwill and other intangible assets of such Person and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who (a) was a member of such board of directors on the Closing Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Continuing Letter of Credit” has the meaning assigned thereto in Section 3.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Core Gaming Asset” means (a) all or substantially all of the property and assets associated with the Borrower’s or its Subsidiaries’ operations (excluding Non-Core Land) at (i) Mountaineer Casino, Racetrack & Resort in Hancock County, West Virginia; (ii) Presque Isle Downs & Casino in Erie County, Pennsylvania; (iii) Scioto Downs in Franklin County, Ohio; (iv) Eldorado Resort Casino, Shreveport in Caddo Parish, Louisiana; and (v) Eldorado Hotel and Casino, Reno in Washoe County, Nevada; and (b) the capital stock of any Subsidiary that, directly or indirectly, owns or controls any of the property, assets or operations referred to in clauses (a)(i) through (a)(v) of this definition.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, any Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interest), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interest) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interest, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that if such Equity Interest is issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary (a) that was formed under the laws of the United States or any state of the United States or the District of Columbia and does not constitute an Immaterial Subsidiary or (b) that directly or indirectly, guarantees any Indebtedness incurred under the New Notes Documents.

“ECF Percentage” means, with respect to any Fiscal Year of the Borrower and its Subsidiaries, 50%, or if the Consolidated Total Leverage Ratio as of the last day of such Fiscal Year is (a) less than or equal to 4.00 to 1.00, 25%, and (b) less than or equal to 3.00 to 1.00, 0%.

“ELLC” means Eldorado Limited Liability Company, a Nevada limited liability company.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.10(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 12.10(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that is, or has at any time within the preceding five years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health due to exposure to Hazardous Materials or the Environment.

“Environmental Laws” means any and all applicable federal, foreign, state and local laws, statutes, ordinances, codes, rules regulations and orders of courts or Governmental Authorities (including the common law), relating to pollution, the protection of human health or the Environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation, remediation, Release or threatened Release of Hazardous Materials.

“Equity Interest” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means (a) any issuance by any Credit Party or any Subsidiary thereof to any Person that is not a Credit Party or a Subsidiary thereof, of (i) shares of its Equity Interest, (ii) any shares of its Equity Interest pursuant to the exercise of options or warrants or (iii) any shares of its Equity Interest pursuant to the conversion of any debt securities to equity and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof.  The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERI Hotel/Casino Facilities” means the hotel and casino business and related activities conducted on the ERI Real Property known as “Eldorado Resort Casino, Shreveport” and “Eldorado Resort Casino, Reno.”

“ERI Real Property” means all of the real property interests that are commonly known as “Eldorado Resort Casino, Shreveport” and “Eldorado Resort Casino, Reno” and the Vessel that is commonly known as “Hollywood Dreams” having an official number of 1099497, including, without limitation, all the real property interests which are particularly described on Schedule 11(a) to the Pre-Closing Diligence Certificate to be encumbered by a Mortgage by Eldorado Resorts LLC and Eldorado Casino Shreveport Joint Venture, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived), (b) the failure with respect to any Pension Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by the Borrower or an ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal (including under Section 4062(e) of ERISA) or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Pension Plan or Multiemployer Plan, (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, (h) a failure by the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA or (i) a determination that any Pension Plan is, or is reasonably expected to be, in “at-risk” status, within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA.

“Eurodollar” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Cash Flow” means, for the Borrower and its Subsidiaries on a Consolidated basis, in accordance with GAAP for each Excess Cash Flow Period, the excess, if any, of:

(a)                                 the sum, without duplication, of (i) Consolidated Net Income for such Excess Cash Flow Period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in determining Consolidated Net Income for such Excess Cash Flow Period and (iii) decreases in Working Capital for such Excess Cash Flow Period, over

(b)                                 the sum, without duplication, of (i) the aggregate amount of cash (A) actually paid by the Borrower and its Subsidiaries during such Excess Cash Flow Period on account of Capital Expenditures and Permitted Acquisitions (other than any amounts that were committed during a prior Excess Cash Flow Period to the extent such amounts reduced Excess Cash Flow in such prior Excess Cash Flow Period per clause (b)(i)(B) below) and, (B) committed during such Excess Cash Flow Period to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Excess Cash Flow Period and (C) of Investments pursuant to Section 9.3(b) made during such Excess Cash Flow Period or committed during such Excess Cash Flow Period to be made and for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Excess Cash Flow Period (in each case under this clause (i) other than to the extent any such Capital Expenditure, Permitted Acquisition or other Investment is made or is expected to be made with the proceeds of Indebtedness, any Equity Issuance, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA), (ii) the aggregate amount of all scheduled or required principal payments or repayments of Indebtedness (other than mandatory prepayments of Loans) made by the Borrower and its Subsidiaries during such Excess Cash Flow Period, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (iii) voluntary principal prepayments of the Term Loan and voluntary prepayments or repayments of Revolving Credit Loans to the extent that the Revolving Credit Commitment is permanently reduced by an equal amount at the time of such payment or prepayment, (iv) an amount equal to the amount of all non-cash credits to the extent included in determining Consolidated Net Income for such Excess Cash Flow Period, (v) cash payments by the Borrower and its Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Excess Cash Flow Period and are not deducted in calculating Consolidated Net Income, (vi) increases to Working Capital from the beginning to the end of such Excess Cash Flow Period, (vii) the amount of taxes actually paid in cash during such Excess Cash Flow Period, (viii) the aggregate amount of Restricted Payments made under Section 9.6(e), (ix) the aggregate amount of Investments made under Sections 9.3(b) and (f) and 9.3(n) and (x) the amount of all non-cash gains to the extent included in determining Consolidated Net Income for such Excess Cash Flow Period.

“Excess Cash Flow Period” means (a) the period taken as one accounting period commencing on the first day of the first full Fiscal Quarter of the Borrower after the Closing Date and ending on December 31, 2016 and (b) each Fiscal Year of the Borrower thereafter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office in or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires the applicable interest in the applicable Commitment (or, in the case of a Loan not funded pursuant to a prior Commitment, the date on which such Lender acquires the applicable interest in such Loan) other than, in each case, pursuant to an assignment request by the Borrower under Section 5.12(b) or (ii) such Lender changes its lending office (other than pursuant to a request by the Borrower under Section 5.12(a)), except, in each case, to the extent that, pursuant to Section 5.11(a), additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such applicable interest or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any U.S. federal backup withholding Taxes under Section 3406 of the Code.

“Existing Notes” means, collectively, the MTR Notes and the Resorts Notes.

“Existing Notes Trustee” means, collectively, the MTR Notes Trustee and the Resorts Notes Trustee.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors of the Borrower (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Final Maturity Date” means the later of (a) the Revolving Credit Maturity Date and (b) the Term Loan Maturity Date.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a CFC and the Equity Interests of which are owned directly by any Credit Party.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st of such year.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming Authorities” means, in any jurisdiction in which the Borrower or any of its Subsidiaries manages or conducts any racing, riverboat and/or casino gaming operations or activities, the applicable gaming board, commission or other governmental authority responsible for interpreting, administering and enforcing Gaming Laws, including, but not limited to, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Louisiana Gaming Control Board, the Pennsylvania Gaming Control Board, the Pennsylvania Racing Commission, the Pennsylvania Liquor Control Board, the Ohio Lottery Commission, the Ohio State Racing Commission, the West Virginia Lottery Commission, and the West Virginia Racing Commission.

“Gaming Equipment” means video lottery terminals, slot machines, table games, racing equipment and other gaming equipment permitted to be installed under applicable Gaming Laws governing the Gaming Facility in which such Gaming Equipment will be installed, and any related signage, accessories, surveillance and peripheral equipment.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other Property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, spa, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship, equipment, kennels or stables owned or operated by the Borrower or its Subsidiaries.

“Gaming Laws” means all laws, rules, regulations, orders, resolutions and other enactments applicable to racing, riverboat and/or casino gaming operations or activities, as in effect from time to time, including the policies, interpretations and administration thereof by any Gaming Authorities, the Nevada Gaming Control Act, the Louisiana Gaming Control Law, the Ohio Revised Code Racing Law, the Ohio Revised Code Lottery Law, the Pennsylvania Race Horse Development and Gaming Act, the West Virginia Lottery Racetrack Table Games Act, the West Virginia Racetrack Video Lottery Act and Chapter 19, Article 23 (Horse and Dog Racing) of the West Virginia Code, in each case, together with any rules or regulations promulgated thereunder or related thereto.

“Gaming Licenses” means any licenses, waivers, exemptions, findings, permits, franchises or other authorizations from any Gaming Authority or other Governmental Authority required at any time to own, lease, operate or otherwise conduct the gaming business of the Borrower or any of its Subsidiaries, including all licenses granted under Gaming Laws or any other applicable Law.

“Gaming Reserves” means any mandatory gaming security reserves or other reserves required under applicable Gaming Laws or by directive of any Gaming Authorities.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses (including Gaming Licenses) and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local or otherwise, and any agency, authority (including any Gaming Authority), commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means, collectively, the following (together with their respective successors and assigns), (a) each of ELDORADO HOLDCO LLC, a Nevada limited liability company (“Holdco”), MTR GAMING GROUP, INC., a Delaware corporation (“MTR”), ELDORADO RESORTS LLC, a Nevada limited liability company (“Resorts”), ELDORADO SHREVEPORT #1, LLC, a Nevada limited liability company, ELDORADO SHREVEPORT #2, LLC, a Nevada limited liability company, MOUNTAINEER PARK, INC., a West Virginia corporation (“MPI”), PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation (“PIDI”), SCIOTO DOWNS, INC., an Ohio corporation (“SDI”), ELDORADO CASINO SHREVEPORT JOINT VENTURE, a Louisiana partnership, as listed on the signature pages hereto, and (b) each other direct and indirect Material Domestic Subsidiary of the Borrower which becomes a Guarantor pursuant to Section 8.14.

“Guaranty Agreement” means the guaranty agreement of even date herewith executed by the Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit M.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, asbestos, asbestos containing materials, polychlorinated biphenyls, chlorofluorocarbons, radon gas, toxic mold and any hazardous or toxic chemicals, materials, substances, wastes, pollutants, contaminants, constituents or compounds in any form, regulated under any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party or any of its Subsidiaries permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party or any of its Subsidiaries, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Hotel/Casino Facility” means, individually, and “Hotel/Casino Facilities” means, collectively, reference to the ERI Hotel/Casino Facilities, MPI Hotel/Casino Facilities, the SDI Facility and the PIDI Facility, in each case, including any future expansions thereof, related thereto or used in connection therewith, and all appurtenances thereto.

“Immaterial Subsidiary” means any Subsidiary that is designated by the Borrower as an “Immaterial Subsidiary” if and for so long as such Subsidiary has (a) total assets at such time (i) individually, not exceeding $10,000,000 and (ii) together with all other Immaterial Subsidiaries, 5% of the Borrower’s consolidated assets as of the last day of the most recently ended Fiscal Quarter for which financial statements are available and (b) total revenues and operating income (i) individually, not exceeding $10,000,000 and (ii) together with all other Immaterial Subsidiaries, 5% of the Borrower’s consolidated revenues and operating income, in each case, as of the most recently ended Fiscal Quarter for which internal financial statements are available; provided that such Subsidiary will be deemed to be an Immaterial Subsidiary only to the extent that, and for so long as, all of the above requirements are satisfied.  For the avoidance of doubt, CC-Reno, LLC, a Nevada limited liability company, is designated as an “Immaterial Subsidiary” until the consummation of the Circus Reno/Silver Legacy Purchase.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increased Amount Date” has the meaning assigned thereto in Section 5.13.

“Incremental Lender” has the meaning assigned thereto in Section 5.13.

“Incremental Loan Commitments” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Loans” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a)(i).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a)(i).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)                                 all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)                                 all obligations to pay the deferred purchase price of property or services of any such Person (excluding all obligations under non-competition, earn-out or similar agreements), except trade payables and accrued expenses arising in the ordinary course of business not more than 180 days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)                                  the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)                                 all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)                                  all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payable arising in the ordinary course of business), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all obligations, contingent or otherwise, of such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of such Person;

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests;

(h)                                 all net obligations of such Person under any Hedge Agreements; and

(i)                                     all Guaranty Obligations of such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or in respect of any amounts payable by, or on behalf of, any Credit Party under any Loan Document.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Lenders pursuant to Section 4.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Intellectual Property” means, collectively, all copyrights, all patents, all trademarks, service marks, trade dress and other identifiers of source and all domain names, together with:  (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Credit Party with respect to any of the foregoing, in each case whether now or hereafter owned or used including the licenses or other agreements with respect to any Collateral; (c) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer software and programs, data and databases; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; and (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data.

“Intellectual Property Security Agreement” has the meaning set forth in the Security Documents.

“Interest Period” has the meaning assigned thereto in Section 5.1(b).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:  (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes and other similar instruments or contracts owned by such Person.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means with respect to Letters of Credit issued hereunder on or after the Closing Date, JPMorgan Chase Bank, N.A., in its capacity as issuer thereof, or any successor thereto.

“L/C Commitment” means the lesser of (a) $15,000,000 and (b) the Revolving Credit Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“Landlord Access Agreement” means a landlord access agreement in a form reasonably satisfactory to the Administrative Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest (a) designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral or (b) with an annual rent less than $1,000,000.

“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.

“LIBO Rate” means, with respect to any Eurodollar borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Association (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated  Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver or similar official with respect to, any Gaming License or the gaming operation of any Credit Party.

“Lien” means, with respect to any asset, any mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (it being understood for the avoidance of doubt that Cage Cash shall not be included in any calculation of unrestricted cash and Cash Equivalents) plus (b) the aggregate availability of the Borrower and its Subsidiaries under the Credit Facility.

“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Security Documents, the Guaranty Agreement, any fee letter agreement, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent, Issuing Lender or any Lender in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedge Agreement and any Cash Management Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan, the Swingline Loans and the Incremental Loans, if any, and “Loan” means any of such Loans.

“Material Adverse Effect”  means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the properties, assets, business, operations, liabilities (actual or contingent) or condition (financial or otherwise) of such Persons, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any

Loan Document or (d) a material impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Contract” means  any contract or other agreement, written or oral, of any Credit Party or any of its Subsidiaries, the breach, non-performance, cancellation or failure to comply or renew with which could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” means each Domestic Subsidiary which is not an Immaterial Subsidiary.

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by the Borrower or any of its Subsidiaries or debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Real Property” means any real property or Vessel owned, leased or otherwise held by the Borrower or any Guarantor which fair market value is in excess of $10,000,000 (provided that such $10,000,000 threshold shall not be applicable in the case of real property that is integrally related to the ownership or operation of any of the Credit Parties’ Gaming Facilities or otherwise necessary for real property that constitutes Collateral to be in compliance with all requirements of law applicable to such real property).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time or the Fronting Exposure of the Swingline Lender with respect to Swingline Loans and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Mining Agreement” means the Mining Agreement between Independence Recycling Inc. and Mountaineer Park, Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means (i) Closing Date Mortgaged-Property, (ii) Post-Closing Mortgaged Property and (iii) each real property or Vessel, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 8.14.

“Mortgages” means the collective reference to each mortgage, deed of trust, mortgage related to a Vessel, or other real property security document, encumbering any real property or Vessel now or hereafter owned by any Credit Party or any Subsidiary which, in the case of any such documents and instruments entered into after the Closing Date pursuant to Section 8.14(c), shall be in form and substance substantially similar to Exhibit J, with such changes as are reasonably requested by or reasonably acceptable to the Administrative Agent and, in each case, executed by such Credit Party or such Subsidiary in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“MPI” means Mountaineer Park, Inc., a West Virginia corporation.

“MPI Hotel/Casino Facilities” means the racetrack, hotel and casino business and related activities conducted on the MPI Real Property known as “Mountaineer Casino, Racetrack & Resort,” “Mountaineer Racetrack & Gaming Resort” and “Mountaineer Lodge.”

“MPI Real Property” means all of the real property interests that are commonly known as “Mountaineer Casino, Racetrack & Resort,” “Mountaineer Racetrack & Gaming Resort” and “Mountaineer Lodge,” including, without limitation, all the real property interests which are particularly described on Schedule 11(a) to the Pre-Closing Diligence Certificate to be encumbered by a Mortgage by MPI.

“MTR Notes” means the 11.50% Senior Secured Second Lien Notes due 2019 issued by MTR in an aggregate original principal amount of $565,000,000 on August 1, 2011 pursuant to that certain Indenture dated as of August 1, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the MTR, the guarantors party thereto and the MTR Notes Trustee.

“MTR Notes Trustee” means Wilmington Trust, National Association, as trustee and collateral trustee.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority by such Credit Party or Subsidiary or reasonably reserved as a result of such transaction (provided that, if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amounts of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event or required and (iv) appropriate amounts to be provided by any Credit Party or its Subsidiaries as a reserve, in accordance with GAAP, against any liabilities (whether direct, contingent or otherwise) associated with such Asset Disposition or Insurance and Condemnation Event that is retained by the Credit Parties or its Subsidiaries, including, without limitation, obligations for pension other postemployment benefits, liabilities related to Environmental Laws and liabilities under indemnification obligations associated with such Asset Disposition or Insurance and Condemnation Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“New Notes” means the 7% Senior Notes due 2023 issued by the Borrower in an aggregate original principal amount of $375,000,000 on July 23, 2015 pursuant to the New Notes Documents.

“New Notes Documents” means the New Notes Indenture, the New Notes, the guarantees and all other agreements, instruments and other documents pursuant to which the New Notes have been issued or otherwise setting forth the terms of the New Notes or entered into for the purpose of guaranteeing the New Notes.

“New Notes Indenture” means the Indenture, dated as of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time), relating to the issuance and sale of the New Notes, by and among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (ii) has been approved by the Required Lenders.

“Non-Core Land” means each of the following parcels of land, each of which is immaterial to the Borrower’s gaming operations and as to which the Borrower has no intention to develop:

(a)                                 the 244.69 acre parcel of land known as the “Quarry Parcel” in Hancock, West Virginia;

(b)                                 the 162.79 acre parcel of land known as the “Woodview Golf Course” in Hancock, West Virginia;

(c)                                  the 11.45 acre parcel of land known as the “Downs Property” in Erie, Pennsylvania;

(d)                                 the 25 acre parcel of land known as the “International Paper” site in Erie, Pennsylvania;

(e)                                  the 130 acre parcel of land known as the “Troyer Parcel” in Erie, Pennsylvania;

(f)                                   the 82.373 acre parcel of land known as the “Green Shingle” in Erie, Pennsylvania;

(g)                                  the 387.12 acre portion of the land known as the “Original Mountaineer Parcel” which is located to the east of State Route 2 site in Hancock, West Virginia;

(h)                                 the 97.706 acre parcel of land known as the “Coldwell Parcel” in Hancock, West Virginia;

(i)                                     the 67.61 acre parcel of land known as the “Hazel Parcel” in Hancock, West Virginia;

(j)                                    the 67.50 acre parcel of land known as the “Kource Parcel” site in Hancock, West Virginia;

(k)                                 the 1.755 acre parcel of land known as the “Glover/Daily Double Parcel” in Hancock, West Virginia;

(l)                                     the 6.788 acre parcel of land known as the “Jusczak Parcel” in Hancock, West Virginia;

(m)                             the 5.78 acre parcel of land known as the “J&T Parcel” in Hancock, West Virginia;

(n)                                 the 109.01 acre parcel of land known as the “LSW Sanitation Parcel” in Hancock, West Virginia;

(o)                                 the 0.92 acre parcel of land known as the “Craig/Smith Parcel” in Hancock, West Virginia;

(p)                                 the 70.213 acre parcel of land known as the “Watson Parcel” site in Hancock, West Virginia;

(q)                                 the 6.65 acre parcel of land known as the “Phillips Parcel” in Hancock, West Virginia;

(r)                                    the 234.99 acre parcel of land known as the “Logan/Realm Parcel” in Hancock, West Virginia;

(s)                                   the approximately 0.955 acre parcel of land known as the “Jefferson School Parcel” in Hancock, West Virginia;

(t)                                    the 1.95 acre parcel of land known as the “Carter Parcel” in Hancock, West Virginia;

(u)                                 the 0.084 acre parcel of land known as the “Maffeo Parcel” in Erie, Pennsylvania;

(v)                                 the 37.11 acre parcel of land known as the “Mara Parcel” in Franklin County, Ohio;

(w)                               the 38.017 acre parcel of land known as the “BOC Gas Parcel” in Hancock, West Virginia;

(x)                                 the 0.026 acre parcel of land known as the “Francis Parcel” in Allegheny County, Pennsylvania;

(y)                                 the 0.028 acre parcel of land known as the “Carmody Parcel” in Allegheny County, Pennsylvania; and

(z)                                  the 213.35 acre parcel of land located in McKean Township, Pennsylvania.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Borrower nor any Subsidiary thereof (ii) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable (as a guarantor, general partner or otherwise), (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (c) as to which the express terms provide that there is no recourse against any of the property or assets of the Borrower or any of its Subsidiaries.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising:  (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans; (b) the L/C Obligations; and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders, the Issuing Lender or the Administrative Agent (other than, with respect to any Credit Party, Excluded Swap Obligations of such Credit Party), in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer, the chief accounting officer, the controller or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“On-Site Cash” means amounts held in cash on-site at the gaming establishments of the Borrower and its Subsidiaries in connection with and necessary for the ordinary course operations of their business.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12(b)).

“Paid-Up Oil and Gas Leases” means those certain Paid-Up Oil and Gas Leases entered into as of May 10, 2011 by and among Mountaineer Park, Inc. and Chesapeake Appalachian, L.L.C, as the same may be amended, supplemented, modified, extended, replaced, renewed or restated from time to time.

“Participant” has the meaning assigned thereto in Section 12.10(d).

“Participant Register” has the meaning assigned thereto in Section 12.10(e).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee pension benefit plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding five years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by the Borrower or any Guarantor in the form of the acquisition of (a) all or substantially all of the assets, business or a line of business of any other Person or an Acquired Entity, or (b) or at least a majority of the outstanding Equity Interests which have the ordinary voting power for the election of directors of the board of directors (or equivalent governing body) (whether through purchase, merger or otherwise), of any other Person; provided, that such acquisition meets all of the following requirements:

(i)                                     no less than ten Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent, which notice shall include the proposed closing date of such acquisition;

(ii)                                  the Borrower shall have certified on or before the closing date of such acquisition, in writing and in a form reasonably acceptable to the Administrative Agent, that such acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;

(iii)                               the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11;

(iv)                              if such transaction is a merger or consolidation, the Borrower or a Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(v)                                 the Borrower shall have delivered to the Administrative Agent all documents required to be delivered pursuant to, and in accordance with, Section 8.14;

(vi)                              no later than five Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent an Officer’s

Compliance Certificate for the most recent Fiscal Quarter end preceding such acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance on a Pro Forma Basis (as of the date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) with each covenant contained in Section 9.14;

(vii)                           no later than five Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the proposed closing date of such acquisition the Borrower, to the extent reasonably requested by the Administrative Agent, (A) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (B) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(viii)                        no later than five Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the proposed closing date of such acquisition, the Borrower shall have delivered to the Administrative Agent an officer’s certificate signed by the chief financial officer or treasurer of the Borrower demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Consolidated Total Leverage Ratio calculated on a pro forma basis (as of the proposed closing date of the acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith) shall be no greater than 3.00 to 1.00;

(ix)                              no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such acquisition and any Indebtedness incurred in connection therewith;

(x)                                 after giving effect to the acquisition, the Borrower shall have at least $30,000,000 of Liquidity; and

(xi)                              the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Acquisition Diligence Information” means with respect to any acquisition proposed by the Borrower or any Guarantor, to the extent applicable, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any acquisition proposed by the Borrower or any Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Permitted Refinancing” means, with respect to any Person, any refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the Final Maturity Date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, replaced, refunded, renewed or extended; provided that any refinancing of the New Notes shall have a final maturity date that is at least six months following the Final Maturity Date, (c) at the time thereof, no Event of Default shall have occurred and be continuing, and (d) (i) to the extent such Indebtedness being refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, replaced, refunded, renewed or extended, (ii) to the extent such Indebtedness being refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being refinanced, replaced, refunded, renewed or extended, (iii) the terms and conditions of any such refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the interests of the Lenders than the terms and conditions of the Indebtedness being refinanced, replaced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least ten Business Days (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such ten Business Day period (or such shorter period as provided above) that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iv) such refinancing, replacement, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being refinanced, replaced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PGCB” means the Pennsylvania Gaming Control Board and any successor thereto.

“PIDI” means Presque Isle Downs, Inc., a Pennsylvania corporation.

“PIDI Facility” means the racetrack, hotel and casino business and related activities conducted on the PIDI Real Property known as “Presque Isle Downs.”

“PIDI Real Property” means all of the real property interests that are commonly known as “Presque Isle Downs”, including, without limitation, all the real property interests which are particularly described on Schedule 11(a) to the Pre-Closing Diligence Certificate to be encumbered by a Mortgage by PIDI.

“Platform” has the meaning assigned thereto in Section 8.2.

“Post-Closing Mortgaged Property” has the meaning set forth in Section 8.18(a)(i) hereto.

“Pre-Closing Diligence Certificate” means a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)                                 all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition or as an Investment shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b)                                 non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction may be included to the extent that such costs, expenses or adjustments (i) are reasonably expected to be realized within 12 months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent and (ii) are calculated on a basis consistent with GAAP and Regulation S-X of the Exchange Act; provided that the foregoing costs, expenses and adjustments shall be without duplication of any cost savings or additional costs that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interest.

“Qualified Equity Interest” means any Equity Interest that is not Disqualified Equity Interest.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” has the meaning assigned thereto in Section 12.10(c).

“Refinancing” means the purchase, redemption or other satisfaction and discharge of any and all outstanding MTR Notes and any and all outstanding Resorts Notes, and the release of all guarantees therefor and security therefor.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse an Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Business” means the business conducted (or proposed to be conducted) by the Borrower and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino), owned or to be owned, leased or managed by the Borrower or one of its Subsidiaries.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal or leaching into or through the Environment or within, from or into any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having in the aggregate Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resorts Notes” means the 8.625% Senior Secured Notes due 2019 issued by Resorts and Eldorado Capital Corp., a Nevada corporation (“Eldorado Capital”), in an aggregate original principal amount of $180,000,000 on June 1, 2011 pursuant to that certain Indenture dated as of June 1, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Resorts, Eldorado Capital, the guarantors party thereto and the Resorts Notes Trustee.

“Resorts Notes Trustee” means, collectively, U.S. Bank National Association, as trustee, and Capital One, N.A., as collateral trustee.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower reasonably acceptable to the Administrative Agent.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payments” has the meaning assigned thereto in Section 9.6.

“Retained Interest Agreement” means that certain Retained Interest Agreement dated as of September 19, 2014 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Borrower, Recreational Enterprises, Inc., Hotel-Casino Management, Inc., Resorts and ELLC.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13).  The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $150,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitment of all the Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) the date that is the fifth anniversary of the Closing Date, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of

Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Extensions of Credit” means (a) any Revolving Credit Loan then outstanding, (b) any Letter of Credit then outstanding or (c) any Swingline Loan then outstanding.

“Revolving Facility Termination Event” has the meaning assigned thereto in Section 3.9.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SDI” means Scioto Downs, Inc., an Ohio Corporation.

“SDI Facility” means the real property, improvements and appurtenances located on the SDI Real Property on which SDI owns and operates a harness horse racing facility with parimutuel wagering and video lottery terminal facility known as “Scioto Downs.”

“SDI Real Property” means all of the real property interests that are commonly known as “Scioto Downs”, including, without limitation, all the real property interests which are particularly described on Schedule 11(a) to the Pre-Closing Diligence Certificate to be encumbered by a Mortgage by SDI.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Credit Party and any Cash Management Bank that the Borrower specifically agrees at such time in writing to the Administrative Agent will be secured by the Collateral.

“Secured Hedge Agreement” means any Hedge Agreement permitted under Article IX, in each case that is entered into by and between any Credit Party and any Hedge Bank that the Borrower specifically agrees at such time in writing to the Administrative Agent will be secured by the Collateral.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation) and (ii) any Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lender, the Hedge Banks that are party to Secured Hedge Agreements, the Cash Management Banks that are party to Secured Cash Management Agreements, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Security Agreement” means the pledge and security agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, as collateral agent for the benefit of the Secured Parties, substantially in the form of Exhibit I.

“Security Documents” means the collective reference to the Mortgages, the Security Agreement, the Stock Pledge Agreement, the Intellectual Property Security Agreements, and each other instrument, agreement or writing delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents (including, without limitation, all UCC financing statements), pursuant to which any Credit Party purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations or any such Person purports to guaranty the payment or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Indebtedness” means, as of any date of determination, the aggregate amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Acquisition hereunder (or other Investment permitted hereunder)) consisting only of Indebtedness for borrowed money, unreimbursed obligations under letters of credit, obligations in respect of Capital Leases and debt obligations evidenced by promissory notes or similar instruments, in each case, that is secured by a Lien on property or assets of the Borrower or a Guarantor, less the cash and cash equivalents (in each case, free and clear of Liens other than Liens created pursuant to the Security Documents and Permitted Liens that are nonconsensual Liens) of the Borrower and its Subsidiaries in an amount not to exceed $30,000,000 (but excluding, for the avoidance of doubt, any Cage Cash) as of such date that would be required to be reflected on a consolidated balance sheet in accordance with GAAP.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interest of any Subsidiary of the Borrower or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Investment, (b) any Specified Disposition, (c) any Permitted Acquisition and (d) the Transactions.

“Stock Pledge Agreement” means a Stock Pledge Agreement between a Credit Party and the Administrative Agent, whereby such Credit Party shall pledge the capital stock held by such Credit Party as security for the Obligations, to the extent permitted by the applicable Gaming Authority, substantially in the form of Exhibit K, required to be delivered by the Credit Parties to the Administrative Agent.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Equity Interest having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interest of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency); provided that, notwithstanding the foregoing (except for purposes of the definition of Unrestricted Subsidiary contained herein), no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement and the other Loan Documents.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep Arrangement” has the meaning assigned thereto in Section 2.2(a).

“Swingline Commitment” means the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loan, to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans.  The aggregate Term Loan Commitment of all Lenders on the Closing Date shall be $425,000,000.

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) the date that is the seventh anniversary of the Closing Date, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a).

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, as to any Term Loan Lender, after the applicable Term Loans are made, the ratio of (a) the outstanding principal balance of such Term Loan or Term Loans of such Term Loan Lender to (b) the aggregate outstanding principal balance of all such Term Loans of all Term Loan Lenders.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Threshold Amount” means $25,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Transaction Costs” means all transaction fees, charges, premiums, expenses, tender and consent fees and premiums and other amounts related to the Transactions and any Permitted Acquisitions (including any financing fees, merger and acquisition fees, call premiums, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within three months of the closing of the Closing Date or such Permitted Acquisition, as applicable.

“Transactions” means, collectively, (a) the Refinancing, (b) the initial Extensions of Credit on the Closing Date and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“Unrestricted Subsidiary” means (a) ELLC, Three Rivers Gaming, Inc., a Pennsylvania corporation; Keystone State Development, Inc., a Pennsylvania corporation; Mountaineer Magic, Inc., a West Virginia corporation; Speakeasy Gaming of Reno, Inc., a Nevada corporation; Golden Palace Casinos, a Minnesota Corporation; RacelineBet, Inc., an Oregon corporation, Excal Energy Operating, Inc., an Ohio corporation; Mid-America Racing, Inc., an Ohio corporation; Excal Energy Corporation, a Michigan corporation; Jackson Trotting Association, LLC, a Michigan limited liability company; Crystal Exploration Co., Inc., a Michigan corporation; MTR-Harness, Inc., a Minnesota corporation; Jackson Racing, Inc., a Michigan corporation; Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation; ExCal Energy Operating, Inc., an Ohio corporation; SDRS, Inc., an Ohio corporation; Keystone Downs, LLC, a Pennsylvania limited liability company; Keystone State Properties, LLC, a Pennsylvania limited liability company; Eldorado Capital Corp., a Nevada corporation; Shreveport Capital Corp., a Louisiana corporation; and any subsidiary of an Unrestricted Subsidiary, and (b) any newly formed or existing Subsidiary of the Borrower that is designated by the Borrower after the Closing Date as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and shall include any Subsidiary of such Unrestricted Subsidiary; provided that the Borrower shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) such Unrestricted Subsidiary does not own any Equity Interests in, or have any Lien on any property of the Borrower or any Subsidiary of the Borrower other than a Subsidiary of the Unrestricted Subsidiary, (iii) any Indebtedness and other obligations of such Unrestricted Subsidiary constitute Non-Recourse Debt, (iv) such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any of its Subsidiaries (other than an Unrestricted Subsidiary) unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower, (v) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Subsidiaries (other than an Unrestricted Subsidiary) has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, (vi) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Subsidiary (other than an Unrestricted Subsidiary), (vii) the Borrower’s and its Subsidiaries’ (other than such Unrestricted Subsidiary and its Subsidiaries) aggregate Investments in all Unrestricted Subsidiaries made after the Closing Date do not exceed that amount permitted by Section 9.3(r) at such time and (viii) as of any date of determination (A) the total assets of such Unrestricted Subsidiary, when taken together with the total assets of all other Unrestricted Subsidiaries so designated as Unrestricted Subsidiaries, in each case, measured as of the last day of the four quarter period most recently ended for which financial statements have been delivered pursuant to Section 8.1, equal or are less than $2,500,000 on a Consolidated basis and (ii) the total revenue of such Unrestricted Subsidiary, when taken together with the total revenue of all other Unrestricted Subsidiaries so designated as Unrestricted Subsidiaries, in each case, measured as of the last day of the four Fiscal Quarter period most recently ended for which financial statements have been delivered pursuant to Section 8.1, equal or are less than $10,000,000 on a Consolidated basis.  With respect to any Subsidiary that is not newly created when it is designated as an Unrestricted Subsidiary, the Borrower will be deemed to have made an Investment pursuant to Section 9.3(r) in such Subsidiary on the date of such designation in an amount equal to the fair market value of any assets owned by such Subsidiary on the date of such designation.

“Unsuitable Lender” has the meaning set forth in Section 12.10(g).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.11(g)(ii)(B)(iii).

“Vessel” means a ship and the fixtures and equipment located thereon.

“Withholding Agent” means any Credit Party, the Administrative Agent and any other applicable withholding agent.

“Working Capital” means, for the Borrower and its Subsidiaries on a Consolidated basis and calculated in accordance with GAAP, as of any date of determination, the excess of (a) current assets (other than cash and cash equivalents and taxes and deferred taxes) over (b) current liabilities, excluding, without duplication, (i) the current portion of any long-term Indebtedness, (ii) outstanding Revolving Credit Loans and Swingline Loans, (iii) the current portion of current taxes and deferred income taxes and (iv) the current portion of accrued Consolidated Interest Expense.

SECTION 1.2                                             Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (d) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3                                             Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time and applied in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein (including, without limitation, as prescribed by Section 12.9).  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

SECTION 1.4                                             UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5                                             Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6                                             References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States, Gaming Laws or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7                                             Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8                                             Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9                                             Guaranty Obligations.  Unless otherwise specified, the amount of any Guaranty Obligation shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation.

SECTION 1.10                                      Covenant Compliance Generally.  For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a) or (b), as applicable.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1                                             Revolving Credit Loans.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the

Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2                                             Swingline Loans.

(a)                                 Availability.  Subject to the terms and conditions of this Agreement, the Swingline Lender may in its sole discretion make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the Swingline Commitment.  Notwithstanding any provision herein to the contrary, the Swingline Lender and the Borrower may agree that the Swingline Facility may be used to automatically draw and repay Swingline Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between the Borrower and the Swingline Lender (the “Sweep Arrangement”).  Principal and interest on Swingline Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions agreed to between the Borrower and the Swingline Lender (without any deduction, setoff or counterclaim whatsoever).  The borrowing and disbursement provisions set forth in Section 2.3 and any other provision hereof with respect to the timing or amount of payments on the Swingline Loans (other than Section 2.4(a)) shall not be applicable to Swingline Loans made and prepaid pursuant to the Sweep Arrangement.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Arrangement, the principal amount of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date

(b)                                 Refunding.

(i)                                     Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender.  Such refundings shall be made by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent.  Each Revolving Credit Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made.  No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)                                  The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.

In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 11.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii)                               Subject to clause (a)(1) of the definition of “Defaulting Lender,” each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI.  Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 10.1(i) or (j) shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded).

(c)                                  Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3                                             Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a)                                 Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m., New York City time, (i) on the same Business Day as each ABR Loan and each Swingline Loan and (ii) no later than three Business Days before each Eurodollar Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the aggregate amount of such borrowing, which shall be, (x) with respect to ABR Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to Eurodollar Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan, whether the Loans are to be Eurodollar

Loans or ABR Loans, and (E) in the case of Revolving Credit Loan that is a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”  If the Borrower fails to specify a type of Loan in a Notice of Borrowing for a Revolving Credit Loan, then the requested Revolving Credit Loan shall be an ABR borrowing.  If no Interest Period is specified with respect to any requested Revolving Credit Loan that is a Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.3(a), the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day.

(b)                                 Disbursement of Revolving Credit and Swingline Loans.  Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4                                             Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a)                                 Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b)                                 Mandatory Prepayments.  If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(c)                                  Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as each ABR Loan and each Swingline Loan and (ii) at least three Business Days before each Eurodollar Loan, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to ABR Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d)                                 Prepayment of Excess Proceeds.  In the event proceeds remain after the prepayments of Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.

(e)                                  Limitation on Prepayment of Eurodollar Loans.  The Borrower may not prepay any Eurodollar Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f)                                   Hedge Agreements.  No repayment or prepayment pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement.

SECTION 2.5                                             Permanent Reduction of the Revolving Credit Commitment.

(a)                                 Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least three Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All commitment fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.

(b)                                 Corresponding Payment.  Each permanent reduction permitted pursuant to this Section 2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess.  Such Cash Collateral shall be applied in accordance with Section 10.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral for all L/C

Obligations in an amount equal to such L/C Obligations) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment and the Revolving Credit Facility.  If the reduction of the Revolving Credit Commitment requires the repayment of any Eurodollar Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6                                             Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1                                             L/C Commitment.

(a)                                 Availability.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower or any Subsidiary thereof on any Business Day from the Closing Date through but not including the fifth Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment.  Each Letter of Credit shall (A) be denominated in Dollars in a minimum amount of $1,000,000 (or such lesser amount as agreed to by the Issuing Lender), (B) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (C) expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation reasonably acceptable to the Issuing Lender), which date shall be no later than the fifth Business Day prior to the Revolving Credit Maturity Date and (D) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b)                                 Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2                                             Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Administrative Agent on behalf of the Issuing Lender a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3                                             Commissions and Other Charges.

(a)                                 Letter of Credit Commissions.  Subject to Section 5.15(a)(iii), the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Margin with respect to Revolving Credit Loans that are Eurodollar Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b)                                 Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit as separately and mutually agreed upon in writing in the amounts so specified.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.

(c)                                  Other Fee, Costs, Charges and Expenses.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4                                             L/C Participations.

(a)                                 The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)                                 Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)                                  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5                                             Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan bearing interest at the Alternate Base Rate on such date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan bearing interest at the Alternate Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding ABR Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6                                             Obligations Absolute.  The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee (provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower for damages suffered by the Borrower as a result of the Issuing Lender’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment).  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7                                             Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8                                             Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 3.9                                             Cash Collateralization Following Termination of the Revolving Credit Facility.  Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Credit Loans and the termination of all Revolving Credit Commitments (a “Revolving Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the collateral agent in the Collateral under the Security Documents may be terminated in accordance with Section 11.9 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1                                             Initial Term Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan

Commitment as of the Closing Date.  Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2                                             Procedure for Advance of Term Loan.

(a)                                 Initial Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Initial Term Loan as an ABR Loan on such date (provided that the Borrower may request, no later than three Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a Eurodollar Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement).  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 2:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b)                                 Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 5.13.

SECTION 4.3                                             Repayment of Term Loan.

(a)                                 Initial Term Loans. The Borrower shall repay to the Lenders on the last day of each of March, June, September and December of each year (commencing on September 30, 2015), in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans immediately after closing on the Closing Date multiplied by (ii) 0.25%, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof; provided that if any such date is not a Business Day, such payment shall be due on the next succeeding Business Day.  To the extent not previously paid, the final principal repayment installment of the Term Loan shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loan outstanding on such date.

(b)                                 Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.13.

SECTION 4.4                                             Prepayments of Term Loan.

(a)                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 1:00 p.m. (i) on the same Business Day as each ABR Loan and (ii) at least three Business Days before each Eurodollar Loan, specifying the date and amount of repayment, whether the repayment is of Eurodollar Loans or ABR Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each.  Each optional prepayment of the Term Loan hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, on a pro rata basis, to the outstanding principal installments of the Initial Term Loan and, if applicable, any Incremental Term Loans as directed by the Borrower.  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment.  Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9.

(b)                                 Mandatory Prepayments.

(i)                                     Debt Issuances.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(v) below in an amount equal to 100% of the aggregate Net Cash Proceeds from any Debt Issuance by any Credit Party or any of its Subsidiaries (other than Debt Issuances permitted pursuant to, and in accordance with, Section 9.1).  Such prepayment shall be made within three Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii)                                  Asset Dispositions.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(v) in amounts equal to 100% of the aggregate Net Cash Proceeds from any Asset Disposition by any Credit Party or any of its Subsidiaries (other than any Asset Disposition permitted pursuant to, and in accordance with, Section 9.5(e)) to the extent that the aggregate amount of such Net Cash Proceeds exceed $20,000,000 during any Fiscal Year.  Such prepayments shall be made within three Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii) to the extent that such Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of the Borrower and its Subsidiaries within 12 months after receipt of such Net Cash Proceeds and are thereafter actually reinvested in assets used or useful in the business of the Borrower and its Subsidiaries within 12 months after receipt of such Net Cash Proceeds by such Person; provided further that if any portion of such Net Cash Proceeds are not committed to be reinvested pursuant to a legally binding agreement within such 12-month period or are not actually reinvested within such 12-month period, then such remaining portion if not so used within six months following the end of such 12-month period shall be prepaid in accordance with this Section 4.4(b)(ii) on or before the last day of such 18-month period.

(iii)                               Insurance and Condemnation Events.  The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(v) in an amount equal to 100% of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event by any Credit Party or any of its Subsidiaries to the extent that the aggregate amount of such Net Cash Proceeds from all Insurance and Condemnation Events received from the Closing Date through the applicable date of determination exceeds $20,000,000.  Such prepayments shall be made within three Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or such Subsidiary; provided that, so long as no Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(iii) to the extent that such Net Cash Proceeds are committed to be reinvested pursuant to a legally binding agreement in assets used or useful in the business of the Borrower and its Subsidiaries within 12 months after receipt of such Net Cash Proceeds and are thereafter actually reinvested in assets used or useful in the business of the Borrower within 12 months after receipt of such Net Cash Proceeds by such Credit Party or such Subsidiary; provided further that if any portion of such Net Cash Proceeds are not committed to be reinvested pursuant to a legally binding agreement within such 12-month period or are not actually reinvested within such 12-month period, then such remaining portion if not so used within six months following the end of such 12-month period shall be prepaid in accordance with this Section 4.4(b)(iv) on or before the last day of such 18-month period.

(iv)                              Excess Cash Flow. After the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2016), within five Business Days after the earlier to occur of (A) the delivery of the financial statements and related Officer’s Compliance Certificate for such Fiscal Year and (B) the date on which the financial statements and the related Officer’s Compliance Certificate for such Fiscal Year are required to be delivered pursuant to Section 8.1(a), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 4.4(b)(v) in an amount equal to (A) the amount of Excess Cash Flow, if any, for such Fiscal Year multiplied by the ECF Percentage minus (B) the aggregate amount of all optional prepayments of any Loan during such Fiscal Year.

(v)                                 Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under any of Sections 4.4(b)(i) through (iv), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment of the Loans under this Section shall be applied as follows:  first, to reduce on a pro rata basis the remaining scheduled principal installments of the Term Loan, pursuant to Section 4.3; and (ii) second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d), without a corresponding reduction in the Revolving Credit Commitment.

(vi)                              Waiver of Mandatory Prepayments.  Notwithstanding the foregoing provisions of this Section 4.4(b), (A) any Lender may waive, by written notice to the Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive its amount of such mandatory prepayment of the Loans, (B) if any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Loans of such Lender or Lenders shall be applied to the prepay the Loans of the remaining non-waiving Lender or Lenders on a pro rata basis, based on the respective principal amounts of their outstanding Loans and (C) to the extent there are any prepayment amounts remaining after the foregoing application, such amounts may be retained by the Borrower.

(vii)                           No Reborrowings.  Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.  Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9.

(c)                                  Call Premium.  In the event that, on or prior to the first anniversary of the Closing Date, the Borrower (i) makes any prepayment of the Initial Term Loans in connection with any Repricing Transaction (as defined below) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Term Loan Lender, a fee in an amount equal to, (x) in the case of clause (i), a prepayment premium of 1.0% of the amount of the Term Loans being prepaid and (y) in the case of clause (ii), a payment equal to 1.0% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment.  Such fees shall be due and payable within three Business Days of the date of the effectiveness of such Repricing Transaction.  For the purpose of this Section 4.4(c), “Repricing Transaction” means (A) any prepayment or repayment of the Initial Term Loans with the proceeds of, or any conversion of the Initial Term Loans into, any new or replacement tranche of term loans or Indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the “effective yield” applicable to the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (B) any amendment to the pricing terms of the Initial Term Loans which reduces the “effective yield” applicable to the Initial Term Loans.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1                                             Interest.

(a)                                 Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) the Revolving Credit Loans and the Term Loans shall bear interest at (A) the Alternate Base Rate plus the Applicable Margin or (B) the LIBO Rate plus the Applicable Margin (provided that the LIBO Rate shall not be available until three Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.  Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed an ABR Loan.

(b)                                 Interest Periods.  In connection with each Eurodollar Loan, the Borrower, by giving notice at the times described in Section 2.3 or 5.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one, two, three, or six months; provided that:

(i)                                     the Interest Period shall commence on the date of advance of or conversion to any Eurodollar Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)                               any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the second to last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)                              no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make mandatory reductions of the Revolving Credit Commitment pursuant to Section 2.5(b) and the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and

(v)                                 there shall be no more than 10 Interest Periods in effect at any time.

(c)                                  Default Rate.  Subject to Section 10.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (j) or (k), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default and provided that such Event of Default has remained uncured for more than 30 days after written notice from the Administrative Agent, (A) the Borrower shall no longer have the option to request Eurodollar Loans, Swingline Loans or Letters of Credit, (B) all outstanding Eurodollar Loans shall bear interest at a rate per annum of 2% in excess of the rate (including the Applicable Margin) then applicable to Eurodollar Loans until the end of the applicable Interest Period and thereafter at a rate equal to 2% in excess of the rate (including the Applicable Margin) then applicable to ABR Loans, (C) all outstanding ABR Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to 2% in excess of the rate (including the Applicable Margin) then applicable to ABR Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)                                 Interest Payment and Computation.  Interest on each ABR Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2015; and interest on each Eurodollar Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three months, at the end of each three month interval during such Interest Period.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)                                  Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2                                             Notice and Manner of Conversion or Continuation of Loans.  Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding ABR Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Eurodollar Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding Eurodollar Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into ABR Loans (other than Swingline Loans) or (ii) continue such Eurodollar Loans as Eurodollar Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. two Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Eurodollar Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued Eurodollar Loan.  If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any Eurodollar Loan, then the applicable Eurodollar Loan shall continue as a Eurodollar Loan with an Interest Period of one month.  If the Borrower requests a conversion to, or continuation of, Eurodollar Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Loan except in connection with a refunding of such loan by a Revolving Credit Loan as contemplated by Section 2.2(b).  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3                                             Fees.

(a)                                 Commitment Fee.  Subject to Section 5.15(a)(iii), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum, accruing from and after the Closing Date to the Revolving Credit Maturity Date, equal to 0.50% on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided that the amount of outstanding Letters of Credit and outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2015 and ending on the date upon which all Obligations arising under the Revolving Credit Facility shall have been paid and satisfied in full (other than (i) contingent indemnification and expense reimbursements obligations not then due and (ii) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), all Letters of Credit have been terminated or expired (or have been Cash Collateralized) and the Revolving Credit Commitment has been terminated.  The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b)                                 Other Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees as shall have been separately and mutually agreed upon in writing in the amounts and at the times so specified.  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4                                             Manner of Payment.

(a)                                 Sharing of Payments.  Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 5.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b)                                 Defaulting Lenders.  Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.14(b).

SECTION 5.5                                             Evidence of Indebtedness.

(a)                                 Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans or Swingline Loans, as applicable, in addition to such accounts or records.  Each

Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b)                                 Participations.  In addition to the accounts and records referred to in Section 5.5(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6                                             Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

For purposes of clause (b)(i) of the definition of “Excluded Taxes,” a Lender that acquires a participation pursuant to this Section 5.6 shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest in the Commitment (or, in the case of a Loan not funded pursuant to a prior Commitment, interest(s) in the Loan(s)) to which such participation relates.

SECTION 5.7                                             Obligations of Lenders.

(a)                                 Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (i) in the case of ABR Loans, not later than 2:00 p.m. on the date of such borrowing and (ii) otherwise prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the

Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due.  If the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)                                  Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8                                             Changed Circumstances.

(a)                                 Circumstances Affecting LIBO Rate Availability.  In connection with any request for a Eurodollar Loan or an ABR Loan as to which the interest rate is determined with reference to LIBO Rate or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBO Rate for such Interest Period with respect to a proposed Eurodollar Loan or any ABR Loan as to which the interest rate is determined with reference to LIBO Rate or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower (a “Notice of Changed Circumstances”).  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Loans or ABR Loans as to which the interest rate is determined with reference to LIBO Rate and the right of the Borrower to convert any Loan to or continue any Loan as a Eurodollar Loan or an ABR Loan as to which the interest rate is determined with reference to LIBO Rate shall be suspended, and (A) in the case of Eurodollar Loans, the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurodollar Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such Eurodollar Loan or (2) convert the then outstanding principal amount of each such Eurodollar Loan to an ABR Loan as to which the interest rate is not determined by reference to LIBO Rate as of the last day of such Interest Period or (B) in the case of ABR Loans as to which the interest rate is determined by reference to LIBO Rate, the Borrower shall convert the then outstanding principal amount of each such Loan to an ABR Loan as to which the interest rate is not determined by reference to LIBO Rate as of the second Business Day after receipt of the Notice of Changed Circumstances from the Administrative Agent.

(b)                                 Laws Affecting LIBO Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Eurodollar Loan or any ABR Loan as to which the interest rate is determined by reference to LIBO Rate, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or ABR Loans as to which the interest rate is determined by reference to LIBO Rate, and the right of the Borrower to convert any Loan to a Eurodollar Loan or continue any Loan as a Eurodollar Loan or an ABR Loan as to which the interest rate is determined by reference to LIBO Rate shall be suspended and thereafter the Borrower may select only ABR Loans as to which the interest rate is not determined by reference to LIBO Rate hereunder, (ii) all ABR Loans shall cease to be determined by reference to LIBO Rate and (iii) if any of the Lenders may not lawfully continue to maintain a Eurodollar Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to an ABR Loan as to which the interest rate is not determined by reference to LIBO Rate for the remainder of such Interest Period.

SECTION 5.9                                             Indemnity.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Eurodollar Loan on a date other than the last day of the Interest Period therefor.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Eurodollar Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10                                      Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the Issuing Lender;

(ii)                                  subject any Recipient to any Taxes (other than Indemnified Taxes, Other Taxes and Excluded Taxes) on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Lender or other Recipient, the Borrower shall promptly (and in any event within 30 days) pay to any such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly (and in any event within 30 days) pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 5.10(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11                                      Taxes.

(a)                                 Defined Terms.  For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender.

(b)                                 Payments Free of Taxes.  All payments by or on behalf of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax in respect of any such payment, the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.11) the applicable Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)                                  Payment of Other Taxes by the Borrower.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)                                 Indemnification by the Borrower.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.11) payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  [Reserved].

(f)                                   Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)                                  Status of Lenders.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Each Lender agrees that, if any documentation provided by it pursuant to this Section 5.11 (including any documentation specifically referenced in Section 5.11(g)(ii)) expires or becomes obsolete, invalid or inaccurate, it shall promptly provide the Borrower and the Administrative Agent with updated documentation or promptly notify the Borrower and the Administrative Agent in writing of such Lender’s legal ineligibility to do so.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two duly executed originals of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(ii)                                  two duly executed originals of IRS Form W-8ECI;

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that none of the payments to be made to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two duly executed originals of IRS Form W-8BEN or Form W-8BEN-E; or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, two duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and is not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other documentation prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to this Section 5.11(g).

Notwithstanding anything to the contrary in this Section 5.11(g), no Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(h)                                 Treatment of Certain Refunds.  If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the additional amounts or indemnity payments made under this Section 5.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).

Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12                                      Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.10;

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with Applicable Law; and

(v)                                 in the case of any assignment resulting from  a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 5.13                                      Incremental Loans.

(a)                                 At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:

(i)                                     one or more incremental term loan commitments (an “Incremental Term Loan Commitment”) to make an incremental term loan (any such incremental term loan, an “Incremental Term Loan”); or

(ii)                                  one or more increases in the Revolving Credit Commitments (an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make incremental revolving credit loans (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loan, the “Incremental Loans”);

provided that the total aggregate amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed an amount equal to the amount of additional Indebtedness that would cause the Consolidated Senior Secured Leverage Ratio as of the four consecutive Fiscal Quarter period most recently ended prior to the incurrence of such additional Indebtedness, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness, not to exceed 3.25 to 1.00 and the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $5,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (A).  Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent.  The Borrower may invite any Lender, any Affiliate of any Lender or any Approved Fund, or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”).  Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment.  Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

(A)                               no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans  pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B)                               the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that (1) the Borrower is in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.14, and (2) the Consolidated Senior Secured Leverage Ratio will be 3.25 to 1.00 as of the Increased Amount Date pursuant to Section 5.13(a), in each case based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;

(C)                               each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or references Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date);

(D)                               the proceeds of any Incremental Loans  shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);

(E)                                each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Extensions of Credit on a pari passu basis;

(F)                              (1)                                 in the case of each Incremental Term Loan (the terms of which shall be set forth the relevant Lender Joinder Agreement):

(x)                                 such Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter weighted average life to maturity than the remaining weighted average life to maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(y)                                 the Applicable Margin for such Incremental Term Loan shall be the same Applicable Margin for the Initial Term Loan on the applicable Increased Amount Date; provided that if the Applicable Margin in respect of any Incremental Term Loan exceeds the Applicable Margin for the Initial Term Loan by more than 0.50%, then the Applicable Margin for the Initial Term Loan shall be increased so that the Applicable Margin in respect of such Initial Term Loan is equal to the Applicable Margin for the Incremental Term Loan minus 0.50%; provided further in determining the Applicable Margin(s) applicable to each Incremental Term Loan and the Applicable Margin(s) for the Initial Term Loan, (AA) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders under such Incremental Term Loan or the Initial Term Loan in the initial primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (BB) customary arrangement or commitment fees payable to any Arranger (or its affiliates) in connection with the Initial Term Loan or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded (it being understood that the effects of any and all interest rate floors shall be included in determining Applicable Margin(s) under this provision); and

(z)                                  except as provided above, all other terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Initial Term Loan;

(2)                                 in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x)                                 such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date, shall bear interest at the rate applicable to the Revolving Credit Loans and shall be subject to the same terms and conditions as the Revolving Credit Loans; interest rate margins and/or unused fees with respect to any Incremental Revolving Credit Increase may be higher than the interest rate margins and/or unused fees applicable to the then existing Revolving Credit Commitments; provided that if the interest rate margins and/or unused fees, as applicable, in respect of any Incremental Revolving Credit Increase exceed the interest rate margins and/or unused fees, as applicable, for the initial Revolving Credit Facility by more than 0.50%, then the interest rate margins and/or unused fees, as applicable, for the initial Revolving Credit Facility shall be increased so that the interest rate margins and/or unused fees, as applicable, are equal to the interest rate margins and/or unused fees for such Incremental Revolving Credit Increase minus 0.50%; provided further that, in determining the interest rate margins and unused fees applicable to the Incremental Revolving Credit Increase and the then existing Revolving Credit Commitments, (AA) any upfront fees payable by the Borrower to the Lenders under the then existing Revolving Credit Commitments or any Incremental Revolving Credit Increase, in each case in the initial primary syndication thereof and the effects of any and all interest rate floors, shall be included (with such upfront fees being equated to interest based on an assumed four-year life to maturity), (BB) customary arrangement or commitment fees payable to any Arranger (or its affiliates) or to one or more arrangers (or their affiliates) in connection with the then existing Revolving Credit Commitments or to one or more arrangers (or their affiliates) of any Incremental Revolving Credit Increase shall be excluded and (CC) in the event that, at the time of determination, the Applicable Margin is determined based on a pricing grid, the interest rate margins and unused fees shall be measured for purposes of this clause (F) by reference to each level of the pricing grid;

(y)                                 the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(z)                                  except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(G)                               (1)                                 any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loans); and

(2)                                 any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(H)                              such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such technical or immaterial amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and

(I)                                   the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Term Loan Commitment) reasonably requested by Administrative Agent in connection with any such transaction.

(b)                                 (i)                                     The Incremental Term Loans shall be deemed to be Term Loans; provided that such Incremental Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

(ii)                                  The Incremental Lenders shall be included in any determination of the Required Lenders or Required Revolving Credit Lenders, as applicable, and, unless otherwise mutually agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c)                                  (i)                                     On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(ii)                                  On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 5.14                                      Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, the Issuing Lender or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the Issuing Lender or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to Section 5.14(b).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Issuing Lender and the Swingline Lender as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)                                 Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Lender/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent, the Issuing Lender and the Swingline Lender that there exists excess Cash Collateral.

SECTION 5.15                                      Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C)                               With respect to any letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Section 6.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1                                             Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)                                 Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Guaranty Agreement and the Security Documents (other than Mortgages with respect to Post-Closing Mortgaged Property), together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b)                                 Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     Officer’s Certificate.  A certificate from a Responsible Officer the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects), (B) none of the Credit Parties is in violation in any material respect of any of the covenants contained in this Agreement and the other Loan Documents, (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing, (D) since December 31, 2014, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect and (E) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 and Section 6.2.

(ii)                                  Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation, as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii) and (E) the names and true signatures of the officers of such Credit Party or such other persons authorized to sign each Loan Document to which such Credit Party is a party and the other documents to be delivered by it under the Loan Documents.

(iii)                               Certificates of Good Standing.  Certificates dated as of a recent date prior to the Closing Date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation, as applicable, and, to the extent requested by the

Administrative Agent, each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(iv)                              Opinions of Counsel.  An executed copy of the favorable written opinions of (A) Milbank Tweed Hadley & McCloy LLP, New York counsel for the Credit Parties, (B) Jackson Kelly PLLC, West Virginia counsel for the Credit Parties, (C) Blank Rome LLP, Pennsylvania counsel for the Credit Parties, (D) Barnes & Thornburg LLP, Ohio counsel for the Credit Parties, (E) Phelps Dunbar LLP, Louisiana counsel for the Credit Parties, and (F) McDonald Carano Wilson LLP, Nevada counsel for the Credit Parties, in each case, as to such matters as the Administrative Agent may reasonably request, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  Personal Property Collateral.

(i)                                     Filings and Recordings.  The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens (subject to Permitted Liens) thereon.  The Administrative Agent shall have received UCC financing statements duly authorized by each applicable Credit Party with respect to all personal, real and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of the Lenders, desirable to perfect the security interests created in such Collateral pursuant to the Security Documents.

(ii)                                  Pledged Collateral.  Except as set forth in Schedule 8.18(e), the Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the Equity Interest pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated endorsement for each such promissory note duly executed in blank by the holder thereof.

(iii)                               Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory to the Administrative Agent, made against the Credit Parties under the UCC (or applicable judicial docket or with the United States Patent and Trademark Office or the United States Copyright Office) as in effect in each jurisdiction in which filings or recordations under the UCC are required to be made to evidence or perfect security interests in all Collateral of such Credit Party, and in the jurisdictions specified in the Pre-Closing Diligence Certificate, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv)                              Property and Liability Insurance.  The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies. The Administrative Agent shall have received other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 8.6 (including, without limitation, flood insurance policies) and the applicable Security Documents is in full force and effect.

(v)                                 Pre-Closing Diligence Certificate.  The Administrative Agent shall have received a completed Pre-Closing Diligence Certificate dated the Closing Date and executed by a Responsible Officer of each Credit Party, together with all attachments contemplated thereby.

(vi)                              Other Collateral Documentation.  The Administrative Agent shall have received any other documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without  limitation, any landlord waivers or collateral access agreements, filings evidencing a security interest in any Intellectual Property included in the Collateral, notices and assignments of claims required under Applicable Laws, bailee or warehouseman letters or filings with the Federal Communications Commission or any other applicable Governmental Authority).

(d)                                 Real Property/Vessel Collateral.  In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing or recording referred to herein, perfected first priority security interest and mortgage lien in the Closing Date Mortgaged Property (subject to Prior Liens as defined in the Mortgages and Permitted Liens), Administrative Agent shall have received from each applicable Credit Party:

(i)                                     a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions encumbering the PIDI Real Property more specifically described on Schedule 6.1(d) (the “Closing Date Mortgaged Property”);

(ii)                                  an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which the Closing Date Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded in such state and an opinion of counsel in the state of the jurisdiction of organization of the Credit Party who is granting the applicable Mortgage with respect to due authorization, execution and delivery of the Mortgage and such other matters relating to the transaction, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)                               (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent (the “Title Policy”) with respect to the Closing Date Mortgaged Property, in the amount which is reasonably satisfactory to Administrative Agent, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the Closing Date and, upon the request of the Administrative Agent, copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent together with such endorsements as are reasonably requested by the Administrative Agent, and (b) such affidavits, certificates, instruments of indemnification, including a so-called “gap” indemnification as shall be reasonably required to induce the title insurance company to issue the Title Policy contemplated above; provided, however, that no such Title Policy shall be required with respect to any Vessel;

(iv)                              an ALTA survey of the Closing Date Mortgaged Property certified to the Administrative Agent, or an affidavit with respect to an existing ALTA survey, in form and substance reasonably satisfactory to the title company to delete the standard survey exception from the Title Policy associated with such Closing Date Mortgaged Property and to issue survey-

related endorsements to the Title Policy; provided, however, that no such survey shall be required with respect to any Vessel;

(v)                                 reasonable evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid and subsisting Liens, including a UCC fixture filing (if necessary) on the Closing Date Mortgaged Property have been taken;

(vi)                              a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Closing Date Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto, if applicable);

(vii)                           a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 8.6 and the applicable provisions of the Security Documents, each of which (A) in the case of property insurance, shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), naming the Administrative Agent as mortgagee and/or loss payee on behalf of the Secured Parties (B) in the case of liability insurance, shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, (C) in the case of flood insurance, shall (1) identify the addresses of, and structures on, each property located in a special flood hazard area, (2) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (3) provide that the insurer will give the Administrative Agent  written notice of cancellation or non-renewal in accordance with the terms of such policy and (D) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(viii)                        with respect to any Leasehold Property that is Closing Date Mortgaged Property, an estoppel from the landlord under the applicable lease, in form and substance reasonably satisfactory to the Administrative Agent, and a recorded memorandum of lease;

(ix)                              with respect to any Vessel that is Closing Date Mortgaged Property, a certificate of ownership with respect to such Vessel; and

(x)                                 with respect to any Vessel that is Closing Date Mortgaged Property, a title abstract report, in form and substance reasonably acceptable to the Administrative Agent.

(e)                                  Consents; Defaults.

(i)                                     Governmental and Third Party Approvals.  Except as set forth in Schedule 8.18(d), the Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby (including the granting of Liens under the Loan Documents) and the Administrative Agent shall have received copies of all such consents and approvals and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii)                                  No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened in writing or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s  reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(f)                                   Financial Matters.

(i)                                     Financial Statements.  The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2014 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2015 and related unaudited interim statements of income and retained earnings.

(ii)                                  Financial Projections.  The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility, which shall not be materially inconsistent with any financial information or projections previously delivered to the Administrative Agent.

(iii)                               Solvency Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate substantially in the form of Exhibit L, addressed to Administrative Agent and Lenders, in form, scope and substance reasonably satisfactory to the Administrative Agent, with appropriate attachments and certified as accurate by the chief financial officer of the Borrower, that after giving effect to the Transactions on the Closing Date, the Borrower and its Material Domestic Subsidiaries on a Consolidated basis are and will be Solvent.

(iv)                              Payment at Closing.  The Borrower shall have paid (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3 to the extent due and any other accrued and unpaid fees or commissions due hereunder, (B) to the extent invoiced, all reasonable fees and out-of-pocket charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such reasonable fees and out-of-pocket charges and disbursements as shall constitute its reasonable estimate of such reasonable fees and out-of-pocket charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent) and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(g)                                  Refinancing.  Prior to or substantially simultaneously with the initial Extension of Credit on the Closing Date, the Refinancing shall have been consummated with all Liens and guarantees in favor of each of the Existing Notes Trustees being unconditionally terminated or released and, without limiting the foregoing, the Administrative Agent shall have received a trustee’s acknowledgment from each

Existing Notes Trustee, as applicable, in form and substance reasonably satisfactory to the Administrative Agent evidencing such repayment, termination and release.

(h)                                 New Notes Issuance.  Prior to or substantially simultaneously with the initial Extension of Credit on the Closing Date, the Borrower shall have consummated the offer and issuance of the New Notes.

(i)                                     Miscellaneous.

(i)                                     Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Sections 2.3(a) and 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii)                                  Existing Indebtedness.  All existing Indebtedness of the Borrower and its Subsidiaries (including Indebtedness under the MTR Notes and the Resorts Notes but excluding Indebtedness permitted pursuant to Section 9.1) shall be repaid in full (or provision therefor shall have been made with the Administrative Agent to fund the same with the initial Loans under this Agreement), all commitments (if any) in respect thereof shall have been terminated (or will be terminated upon payment in full of such Indebtedness) and all guarantees and security therefor shall be released (or will be released upon payment in full of such Indebtedness), and if requested, the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.

(iii)                               PATRIOT Act.  Each of the Credit Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(iv)                              Gaming Licenses.  The Credit Parties shall have all Gaming Licenses required for the conduct of its gaming businesses and the conduct of games of chance at each Hotel/Casino Facility and such Gaming Licenses shall not then be suspended, enjoined or prohibited (for any length of time) by any Gaming Authority or any other Governmental Authority.

(v)                                 Other Documents.  All certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.  The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2                                             Conditions to All Extensions of Credit.  The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)                                 Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or references Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or references Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)                                 No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)                                  Notices.  The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), 4.2 or 5.2, as applicable.

Each borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 6.2.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the Transactions, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1                                             Organization; Power; Qualification.  Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, (b) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.2                                             Ownership.  Schedule 7.2 sets forth, as of the Closing Date the name and jurisdiction of incorporation of each direct and indirect Subsidiary of the Credit Parties; as to each such Subsidiary, all of the Equity Interests thereof are owned directly or indirectly by the Credit Parties other than (a) director’s qualifying shares or (b) investments by foreign nationals mandated by law, in each case under either clause (a) or (b) in a collective amount not to exceed 1% of the aggregate outstanding shares of capital stock of such Subsidiary.  All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 7.3                                             Authorization; Enforceability.  Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 7.4                                             Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  Except as set forth in Schedule 8.18(d), the execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office or the United States Patent and Trademark Office and (iv) Mortgage filings with the applicable county recording office or register of deeds.

SECTION 7.5                                             Compliance with Law; Governmental Approvals.  Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals (including, without limitation, Gaming Licenses) required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack in writing by direct or collateral proceeding, (b) is in compliance with each Governmental Approval (including, without limitation, Gaming Licenses) applicable to it and in compliance with all other Applicable Laws (including, without limitation, Gaming Licenses) relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each such case where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.6                                             Tax Returns and Payments.  Except for failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state, local and other Tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other Taxes upon it and its property, income, profits and assets (including in its capacity as a withholding agent) which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary).  There is no ongoing or pending or, to the knowledge of the Borrower, threatened Tax audit, examination, assessment, deficiency or other claim or proceeding of any Credit Party or any Subsidiary thereof, except in each case, for any audit, examination, assessment, deficiency or other claim or proceeding which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are adequate charges, accruals and reserves (in accordance with GAAP) on the books of each Credit Party in respect of all Taxes.

SECTION 7.7                                             Intellectual Property Matters.  Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, trade dress, domain names, trade secrets and other Intellectual Property rights which are currently being used and reasonably necessary in the conduct of its business.  To the knowledge of the Borrower, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as could not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, Intellectual Property of MPI excludes the Intellectual Property ownership of West Virginia lottery games by the State of West Virginia.

SECTION 7.8                                             Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 Each Credit Party and each Subsidiary thereof and their respective operations are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law;

(b)                                 no Credit Party nor any Subsidiary thereof has received or is subject to any Environmental Claim nor does any Credit Party or any Subsidiary know of any actions, events, facts, circumstances or conditions that could reasonably be expected to result in liability of any Credit Party or any Subsidiary under Environmental Laws; and

(c)                                  there has been no Release, or threatened Release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary in violation of or in amounts or in a manner that, in either case, could reasonably be expected to result in liability under Environmental Laws.

SECTION 7.9                                             Employee Benefit Matters.

(a)                                 As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plans or Multiemployer Plans other than those identified on Schedule 7.9;

(b)                                 Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Borrower, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired.  No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c)                                  As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d)                                 Except where the failure of any of the following representations to be correct could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code or (v) engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA;

(e)                                  No ERISA Event has occurred or is reasonably expected to occur, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f)                                   Except where the failure of any of the following representations to be correct could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit or investigation is existing or, to the best of the knowledge of the Borrower after due inquiry, threatened in writing concerning or involving any Employee Benefit Plan.

(g)                                  No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 7.10                                      Margin Stock.  No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.  Following the application of the proceeds of each Extension of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock.”

SECTION 7.11                                      Government Regulation.  No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

SECTION 7.12                                      Material Contracts.  Schedule 7.12 sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Closing Date.  Other than as set forth in Schedule 7.12, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents, will be, in full force and effect in accordance with the terms thereof.  To the extent reasonably requested by the Administrative Agent, each Credit Party has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.12 or any other Schedule hereto.  As of the Closing Date, no Credit Party nor any Subsidiary thereof (nor, to any Credit Party’s knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

SECTION 7.13                                      Employee Relations.  There are no strikes, work stoppages or other collective labor disputes involving employees of the Borrower or those of its Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the hours worked by and payments made to employees of the Borrower or those of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.  Nothing has occurred to the Credit Parties’ knowledge during the negotiation of agreements necessary to obtain a Gaming License pursuant to Chapter 29, Article 22A, Section 7 of the West Virginia Code for the year beginning July 1, 2015 that would lead the Credit Parties to believe that such agreements will not be obtained in connection with the license renewal for the year beginning July 1, 2016.

SECTION 7.14                                      Burdensome Provisions.  The Credit Parties do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary of the Borrower is party to any agreement or instrument or otherwise subject to any consensual restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interest to the Borrower or any other Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

SECTION 7.15                                      Financial Statements.  The audited and unaudited financial statements delivered pursuant to Section 6.1(f)(i) are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP.  Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.  On and as of the Closing Date, the projections delivered pursuant to Section 6.1(f)(iii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Administrative Agent, the Lenders and the Issuing Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially vary from such projections).

SECTION 7.16                                      No Material Adverse Change.  Since December 31, 2014, there has been no material adverse change in the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, on a Consolidated basis, and no event has occurred or condition arisen that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 7.17                                      Solvency.  The Credit Parties and their Subsidiaries are, on a Consolidated basis, Solvent.

SECTION 7.18                                      Properties.

(i)                                Each Credit Party has good and marketable title to all Material Real Property owned by it, in each case free of all Liens other than Permitted Liens.

(ii)                                Each Credit Party is in lawful possession of a valid and subsisting leasehold estate in and to its Leasehold Properties set forth on Schedule 7.18 in accordance with the terms and conditions thereof, in each case free of all Liens other than Permitted Liens and, except as set forth on Schedule 7.18, such leasehold properties which constitute Mortgaged Property do not require consent to be Mortgaged.

(iii)                                 Set forth on Schedule 7.18 is a list, as of the Closing Date, of all real property and Vessels held by any Credit Party, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee, the address of the respective property, and, with respect to any Vessels, the name of the Vessel, the official number (if any) of the Vessel and the location of the hailing port for such Vessel.

(iv)                               Each Mortgage related to a Vessel, upon filing and recording in the National Vessel Documentation Center of the United States Coast Guard, creates in favor of the Administrative Agent for the benefit of the Secured Parties a preferred mortgage upon the applicable Vessel under Chapter 313 of Title 46 of the United States Code, free of all Liens other than Permitted Liens.

(v)                               Each Vessel: (i) will be in the sole and absolute ownership of a Credit Party and duly registered in the applicable Credit Party’s name under the United States flag, (ii) will be classed in the highest classification (if applicable) and rating for vessels of the same age and type with respective Classification Society without any material outstanding recommendations, (iii) will be operationally seaworthy (if applicable) and fit in all material respects for its intended service, and (iv) will be insured in accordance with the provisions of the Mortgage on such Vessel and the requirements thereof in respect of such insurance will have been complied with.

SECTION 7.19                                      Litigation.  Except as set forth in Schedule 7.19, there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened in writing against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (i) materially impairs any of the transactions contemplated by the Loan Documents or (ii) could reasonably be expected to have a Material Adverse Effect.

SECTION 7.20                                      Anti-Terrorism; Anti-Money Laundering.  No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”), (c) is a Sanctioned Person or (d) to their knowledge based on diligent compliance with their Sanctions screening process, derives any operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly by the Borrower or the Guarantors to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or in any other manner that will result in any violation by any Person (including any Lender, the Arrangers, the Administrative Agent, the Issuing Lender or the Swingline Lender) of any Anti-Terrorism Laws.

SECTION 7.21                                      Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 7.22                                      Senior Indebtedness Status.  The Obligations of each Credit Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and pari passu in right of payment with all senior Indebtedness of each such Person and is designated as “Senior Indebtedness” (or any comparable designation) under all instruments and documents, now or in the future, evidencing all Subordinated Indebtedness of such Person.

SECTION 7.23                                      Absence of Defaults.  No event has occurred or is continuing (a) which constitutes a Default or an Event of Default, or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.24                                      Disclosure.  As of the Closing Date, the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material information furnished (in writing) by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, if any, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being acknowledged by the Administrative Agent and the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such variations may be material).

SECTION 7.25                                      Gaming Licenses.  All Gaming Licenses required to be held by the Credit Parties are current and in good standing and the Credit Parties presently hold all Gaming Licenses necessary for the continued operation of the Hotel/Casino Facilities.

SECTION 7.26                                      Flood Hazard Insurance.  With respect to each parcel of real property subject to a Mortgage, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Sections 6.1(d)(vi) and (vii), (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid to the extent due, and (c) there has been no redesignation of any real property into or out of a special flood hazard area.

SECTION 7.27                                      Non-Core Land/Unrestricted Subsidiaries.  Except as set forth on Schedule 7.27, no Credit Party conducts any business on any property that is classified as Non-Core Land other than business that is immaterial, related to and incidental to the Credit Parties’ business as of the Closing Date.  The value of the cumulative assets of the Unrestricted Subsidiaries is less than $10,000,000.

SECTION 7.28                                      Collateral.  From and after the execution and delivery of the Security Documents and the filing of the documents thereby required, Administrative Agent, on behalf of the Secured Parties, shall have a first-priority perfected security interest in and to all of the Collateral, free and clear of any Liens other than the Permitted Liens, and, in the case of the Mortgages, other than Prior Liens (as defined in the Mortgages) and Permitted Liens, and entitled to priority under applicable law, with no financing statements, hypothecs, chattel mortgages, real estate mortgages or similar filings on record anywhere other than such filings in connection with this Agreement, the Security Documents, the Permitted Liens or, in the case of the Mortgages, other than filings in connection with Prior Liens and Permitted Liens.

SECTION 7.29                                      Brokerage Fees.  Except as set forth on Schedule 7.29, no broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Credit Parties for any other services rendered to the Credit Parties ancillary to the credit transactions contemplated herein.

SECTION 7.30                                      Partnerships, Etc.  Except as set forth on Schedule 7.30, no Credit Party is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any similar Person (including, without limitation, any interest pursuant to which any Credit Party has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

SECTION 7.31                                      Fiscal Year.  Each Fiscal Year of each of the Credit Parties ends on December 31 of each calendar year.

SECTION 7.32                                      Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit (a) with respect to the Term Loans issued on the Closing Date, (i) to consummate the Refinancing and (ii) to pay certain Transaction Costs associated therewith and (b) with respect to the Revolving Credit Facility, for working capital and general corporate purposes of the Borrower and its Subsidiaries.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full in cash (other than (x) contingent indemnification and expense reimbursements obligations not then due and (y) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), all Letters of Credit have been terminated or expired (or been Cash Collateralized in an amount equal to the then outstanding L/C Obligations) and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

SECTION 8.1                                             Financial Statements.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                 Annual Financial Statements.  As soon as practicable and in any event within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2015), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, stockholders’ equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.  Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b)                                 Quarterly Financial Statements.  As soon as practicable and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ended June 30, 2015), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and unaudited Consolidated statements of income, stockholders’ equity and cash flows and a report containing management’s discussion and analysis of such financial statements for such Fiscal Quarter and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries, and certified by the chief financial officer, chief accounting officer, controller or treasurer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries on a Consolidated basis for the respective periods then ended.

(c)                                  Projections.  As soon as available, and in no event later than 45 days following the beginning of each Fiscal Year, a consolidated budget and financial forecast for such Fiscal Year (the “Projections”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 9.14 (Financial Covenants) for such Fiscal Year and (iv) forecasts demonstrating adequate liquidity for such Fiscal Year, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent.

SECTION 8.2                                             Certificates; Other Reports.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                 at each time financial statements are delivered pursuant to Section 8.1(a) or (b), a duly completed Officer’s Compliance Certificate in the form of Exhibit F signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower and a report containing management’s discussion and analysis of such financial statements;

(b)                                 promptly upon receipt thereof, copies of all material reports and other information, if any, furnished to the shareholders of the Borrower;

(c)                                  promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

(d)                                 promptly after the assertion or occurrence thereof, notice of any Environmental Claim related to any Credit Party or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect;

(e)                                  promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and any material filings, reports, notices or other documents filed with or received from any Gaming Authorities (including, without limitation, any written notice or other communication from any Gaming Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to any Gaming License, or (ii) any other material limitations on the conduct of business by any Credit Party), and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(f)                                   promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(g)                                  promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(h)                                 upon the request of the Administrative Agent, evidence of insurance renewals as required under Section 8.6 hereunder in form and substance reasonably acceptable to the Administrative Agent;

(i)                                     such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; and

(j)                                    prompt (and in any event within 10 Business Days) written notice of any change in (i) any Credit Party’s registered name or any Credit Party’s chief executive office, its principal place of business or its jurisdiction of organization, or (ii) any Credit Party’s federal Taxpayer Identification Number.  As the result of any change referred to in the preceding sentence, the Borrower shall promptly complete all filings under the UCC and all other actions that are required so that change will not at any time adversely affect the validity, perfection or priority of any Lien established under any Loan Document on the Collateral.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents.  Notwithstanding anything contained herein, in every instance, the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent.  Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent or the Arrangers will make available to the Lenders and the Issuing Lender materials and information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC.”

SECTION 8.3                                             Notice of Material Events.  Promptly (but in no event later than 10 days after any Responsible Officer of the Borrower obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including any Environmental Claims) against the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Extensions of Credit;

(c)                                  with respect to a Pension Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430 of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d)                                 the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(e)                                  any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

(f)                                   a notification that a petition for a local option election has been submitted to the Hancock County Commission with respect to continuing to operate West Virginia Racetrack

Video Lottery Machines or West Virginia Lottery Table Games pursuant to Chapter 29, Articles 22A or 22C of the West Virginia Code; and

(g)                                  any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 8.4                                             Conduct of Business.  Subject to Section 9.4, carry on and conduct its business in substantially the same fields of enterprise as any of the businesses of Borrower or its Subsidiaries are presently conducted (or fields of enterprise incidental or complementary thereto) and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite organizational authority to conduct its business in each jurisdiction in which its business is conducted.  In addition, Borrower will, and will cause each Subsidiary, to remain duly qualified and in good standing as a foreign corporation or other entity in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably likely to result in a Material Adverse Effect.

SECTION 8.5                                             Maintenance of Property and Licenses.

(a)                                 In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks and other Intellectual Property; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6                                             Insurance.

(a)                                 Maintain property hazard and business interruption insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents (including, without limitation, hazard and business interruption insurance).  All such insurance shall, (i) provide that no cancellation or material modification thereof shall be effective until at least 30 days (provided, however, with respect to flood insurance, at least 45 days) after receipt by the Administrative Agent of written notice thereof, (ii) in the case of each liability policy, name the Administrative Agent as an additional insured party thereunder and (iii) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee.  On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its reasonably request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.  Without limiting the foregoing, the Borrower shall and shall cause each appropriate Credit Party to (A) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, (B) upon the request of the Administrative Agent, furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(b)                                 If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, (ii) provide information reasonably required by the Administrative Agent to comply with the Flood Insurance Laws and (iii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, upon the request of the Administrative Agent, evidence of annual renewals of such insurance.

SECTION 8.7                                             Accounting Methods and Financial Records.  Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 8.8                                             Payment of Taxes and Other Obligations.  Pay (a) all Taxes (whether or not shown on a Tax return) that may be levied or assessed upon it or any of its Property and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided that the Credit Parties may contest any item described in clauses (a) or (b) of this Section in good faith by appropriate proceedings diligently conducted so long as adequate reserves are maintained with respect thereto in accordance with GAAP and the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 8.9                                             Compliance with Laws and Approvals.  Observe and remain in compliance in all material respects with all Applicable Laws (including, without limitation, all Gaming Laws) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 8.10                                      Environmental Laws.  In addition to and without limiting the generality of Section 8.9 and except where the failure to so comply could not reasonably be expected  to have a Material Adverse Effect, (a) comply with all Environmental Laws and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and comply with all final nonappealable orders and directives of any Governmental Authority under Environmental Laws.

SECTION 8.11                                      Compliance with ERISA.  In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.12                                      Compliance with Material Contracts.  Except as could not reasonably be expected to have a Material Adverse Effect, comply in all respects with each term, condition and provision of all Material Contracts leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided that the Borrower or any such Subsidiary may contest any Material Contract in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 8.13                                      Visits and Inspections.  Subject to applicable Gaming Laws restricting such actions, (a) permit representatives of the Administrative Agent or, after the occurrence and during the continuance of an Event of Default, any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties, (b) inspect, audit and make copies of its books, records and files, including, but not limited to, final management letters prepared by independent accountants and (c) discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable notice.  Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or by conference call or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

SECTION 8.14                                      Additional Subsidiaries and Real Property.

(a)                                 Additional Material Domestic Subsidiaries.  As promptly as possible but in any event within 30 days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after a Material Domestic Subsidiary is organized or acquired, or any Person becomes a Material Domestic Subsidiary pursuant to the definition thereof, or is designated by the Borrower or the Administrative Agent as a Material Domestic Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof and shall cause, subject to all Gaming Laws, each such Subsidiary to (i) deliver to the Administrative Agent a duly executed joinder to the Guaranty Agreement in the form contemplated thereby pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) deliver to the Administrative Agent a duly executed joinder to the Security Agreement and a duly executed joinder to the Stock Pledge Agreement in the forms contemplated thereby pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (iii) grant a security interest in all Collateral (subject to the exceptions specified in the Security Agreement) owned by such Material Domestic Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other documents as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iv) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (v) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, and (vi) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Person.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of the Borrower to become a Guarantor hereunder.

(b)                                 Additional Foreign Subsidiaries.  As promptly as possible but in any event within 30 days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after a First Tier Foreign Subsidiary is organized or acquired, the Borrower shall provide the Administrative Agent with written notice thereof and shall cause, subject to all Gaming Laws, (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging 65% of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary and a consent thereto executed by such new First Tier Foreign Subsidiary (including, without limitation, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof) and (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent.

(c)                                  Real Property Collateral.  (i) Promptly after the acquisition by any Credit Party of any Material Real Property that is not subject to the existing Security Documents (and, in any event, within 10 days after such acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), notify the Administrative Agent and (ii) promptly thereafter (and in any event, within 60 days of such acquisition, as such time period may be extended by the Administrative Agent in its sole discretion), subject to all Gaming Laws, deliver such Mortgages, documents, instruments, agreements, surveys, Title Policies, “life of loan” flood hazard determinations with executed notices to the Borrower thereto, if applicable, evidence of flood insurance, if applicable, in each case similar to those described in Section 6.1(d) and other certificates, documents and other information as are reasonably requested by the Administrative Agent necessary to grant and perfect a first priority Lien (subject to Permitted Liens) on such Material Real Property in favor of the Administrative Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent.  In the event that any Credit Party leases any Leasehold Property after the Closing Date, then, within 60 days of entering into said lease (as such time period may be extended by the Administrative Agent in its sole discretion), such Credit Party shall use commercially reasonable efforts to deliver to Administrative Agent a Landlord Access Agreement with respect to such real property.

(d)                                 If at any time any Unrestricted Subsidiary no longer satisfies the requirements to be an Immaterial Subsidiary, the Borrower shall cause such Unrestricted Subsidiary to satisfy the requirements of this Section 8.14 as if such Unrestricted Subsidiaries were formed or acquired after the Closing Date.

(e)                                  Exclusions.  The provisions of this Section 8.14 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

SECTION 8.15                                      Use of Proceeds.

(a)                                 The Borrower shall use the proceeds of the Extensions of Credit (i) with respect to the Term Loans issued on the Closing Date, (A) to consummate the Refinancing and (B) to pay certain Transaction Costs associated therewith and (ii) with respect to the Revolving Credit Facility, for working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b)                                 The Borrower shall use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Increase, as permitted pursuant to Section 5.13, as applicable.  The Borrower will not request any borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (iii) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 8.16                                      Further Assurances.  Maintain the security interest created by the Security Documents, subject to the rights of the Credit Parties to dispose of the Collateral pursuant to the Loan Documents; and make, execute and deliver all such additional and further acts, things, deeds, instruments and documents as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Loan Documents.

SECTION 8.17                                      [Reserved].

SECTION 8.18                                      Post-Closing Covenants.

(a)                                 With respect to the Post-Closing Mortgaged Properties, no later than 90 days after the Closing Date (as such date may be extended by the Administrative Agent in writing in its sole discretion), in order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing or recording referred to herein, perfected first priority security interests and mortgage liens in the Post-Closing Mortgaged Properties (subject to Prior Liens as defined in the Mortgages and Permitted Liens), Administrative Agent shall have received from each applicable Credit Party:

(i)                                     a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the MPI Real Property, the SDI Real Property and the ERI Real Property, as more specifically described on Schedule 8.18(a) (each, a “Post-Closing Mortgaged Property” and collectively, the “Post-Closing Mortgaged Properties”);

(ii)                                  an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which each Post-Closing Mortgaged Property is located with respect to the enforceability of the applicable Mortgage to be recorded in such state and an opinion of counsel in the state of the jurisdiction of organization of the Credit Party who is granting the applicable Mortgage with respect to due authorization, execution and delivery of such Mortgage and such other matters relating to the transaction, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)                               (i) Title Policies, in amounts which are reasonably satisfactory to Administrative Agent, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the date of the applicable Mortgage, and, upon the request of the Administrative Agent, copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent together with such endorsements as are reasonably requested by the Administrative Agent, and (ii) such affidavits, certificates, instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Title Policies contemplated above; provided, however, that no such Title Policy shall be required with respect to any Vessel;

(iv)                              an ALTA survey of each Post-Closing Mortgaged Property, certified to Administrative Agent, or an affidavit with respect to an existing ALTA survey, in form and substance reasonably satisfactory to the title company to delete the standard survey exception from the Title Policy associated with such Post-Closing Mortgaged Property and to issue survey-related endorsements to the Title Policy; provided, however, that no such survey shall be required with respect to any Vessel;

(v)                                 reasonable evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid and subsisting Liens, including UCC fixture filings (if necessary), on the Post-Closing Mortgaged Properties have been taken;

(vi)                              a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Post-Closing Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto, if applicable);

(vii)                           a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 8.6 and the applicable provisions of the Security Documents, each of which (i) in the case of property hazard insurance, shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), naming the Administrative Agent as mortgagee and/or loss payee on behalf of the Secured Parties, (ii) in the case of liability insurance, shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, (iii) in the case of flood insurance, shall (A) identify the addresses of, and structures on, each property located in a special flood hazard area, (B) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto and (C) provide that the insurer will give the Administrative Agent written notice of cancellation or non-renewal in accordance with the terms of such policy and (iv) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(viii)                        with respect to any Leasehold Property that is a Post-Closing Mortgaged Property, an estoppel from the landlord under the applicable lease, in form and substance reasonably satisfactory to the Administrative Agent and a recorded memorandum of lease;

(ix)                              with respect to any Vessel that is a Post-Closing Mortgaged Property, a certificate of ownership with respect to such Vessel; and

(x)                                 with respect to any Vessel that is a Post-Closing Mortgaged Property, a title abstract report, in form and substance reasonably acceptable to the Administrative Agent.

(b)                                 With respect to each Title Policy that contains a mechanic’s lien exception at the time such Title Policy is delivered to the Administrative Agent, as soon as reasonably practicable after the expiration of the applicable mechanic’s lien period in the applicable jurisdiction but in no event later than 60 days after such period (as such date may be extended by the Administrative Agent in writing in its sole discretion) after the completion of construction at the applicable Mortgaged Property, an endorsement to such Title Policy to remove such mechanic’s lien exception, in form and substance reasonably satisfactory to the Administrative Agent.

(c)                                  With respect to the Mortgaged Property located in Ohio only, within 60 days (as such date may be extended by the Administrative Agent in writing in its sole discretion) after the completion of construction at the Mortgaged Property:

(i)                                     an as-built ALTA survey of the Mortgaged Property;

(ii)                                  to the extent required to correct the legal description of the Mortgaged Property, an amendment to the Mortgage to update said legal description, opinions of local counsel related to such mortgage amendment, and a date down endorsement to the Title Policy insuring that the Mortgage, as amended by the amendment to the Mortgage, remains a first priority lien on the Mortgaged Property, subject only to Prior Liens (as defined in the Mortgage) and Permitted Liens.

(d)                                 Within the time periods set forth on Schedule 8.18(d) (as such date may be extended by the Administrative Agent in writing its sole discretion), the Credit Parties shall have received the consents and approvals of the applicable Gaming Authorities as set forth on Schedule 8.18(d) in respect of the pledge of certain Equity Interests constituting Collateral and following the respective Credit Parties’ receipt of such consents and approvals within the time period set forth on such schedule (as such date may be extended by the Administrative Agent in writing in its sole discretion), the applicable Credit Parties shall promptly deliver the Security Documents and Collateral set forth on Schedule 8.18(d).

(e)                                                                                  Within the time periods set forth on Schedule 8.18(e) (as such date may be extended by the Administrative Agent in writing its sole discretion), the Credit Parties shall have delivered, or cause to be delivered, to the Administrative Agent  in form and substance reasonably satisfactory to Administrative Agent, the items described on Schedule 8.18(e).

SECTION 8.19                                      Consents of and Notices to Gaming Authorities.  Notwithstanding anything set forth herein to the contrary:

(a)                                 the Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with and keep in full force and effect, as and when required, all Gaming Licenses and all other material permits obtained from any Gaming Authority or other Governmental Authority that are required for the operation and use of the ERI Hotel/Casino Facilities, MPI Hotel/Casino Facilities, the SDI Facility and the PIDI Facility;

(b)                                 the Borrower shall, and shall cause each of its Subsidiaries to, make all necessary applications to and use commercially reasonable efforts to procure all necessary consents and approvals of the applicable Gaming Authorities to the (i) restrictions on transfer and pledge of the stock of the Credit Parties, as applicable, contained herein and (ii) the terms set forth in this Agreement and each of the Loan Documents, to the extent which may be required by any Gaming Authority;

(c)                                  the Borrower shall, and shall cause each of its Subsidiaries to, comply  in all material respects with all applicable statutes, rules and regulations requiring reports and disclosures to all applicable Gaming Authorities, including, but not limited to, reporting this transaction as may be required by such Gaming Authority; and

(d)                                 in the event of a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility to Administrative Agent or its designee, the Borrower shall, and shall cause its Subsidiaries to, reasonably cooperate with Administrative Agent or its designee in obtaining all Gaming Licenses and other governmental approvals necessary to conduct all gaming operations at such Gaming Facility.  Following a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility to Administrative Agent or its designee, subject to receipt of requisite approvals from any applicable Gaming Authority, the Borrower shall, and shall cause its Subsidiaries to, reasonably cooperate with the transition of the gaming operations at such Gaming Facility to any new gaming operator (including, without limitation, Administrative Agent or its designee).

SECTION 8.20                                      Broker’s Claims.  The Borrower hereby indemnifies and agrees to hold each Lender and Administrative Agent harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such Lender or Administrative Agent, as the case may be, in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein, except to the extent resulting from the gross negligence or willful misconduct of such Lender or Administrative Agent as determined by a court of competent jurisdiction in a final, non-appealable order. This Section 8.20 shall survive termination of this Agreement.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full in cash (other than (x) contingent indemnification and expense reimbursements obligations not then due and (y) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), all Letters of Credit have been terminated or expired (or have been Cash Collateralized in an amount equal to the then outstanding L/C Obligations) and the Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to (and, in the case of Section 9.6, to the extent set forth therein, will not permit any of their respective Unrestricted Subsidiaries to):

SECTION 9.1                                             Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness except:

(a)                                 the Secured Obligations;

(b)                                 Indebtedness and obligations owing under (i) Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks or other risk management purposes and not for speculative purposes and (ii) Cash Management Agreements, in each case in the ordinary course of business;

(c)                                  Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date listed on Schedule 9.1 (other than Indebtedness under the New Notes Documents), until such amounts are repaid;

(d)                                 the incurrence by the Borrower and its Subsidiaries of Indebtedness represented by Capital Leases, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Borrower or any of its Subsidiaries, in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $25,000,000 or (ii) 2.5% of Consolidated Tangible Assets;

(e)                                  Indebtedness of Borrower and its Subsidiaries incurred in connection with Capital Expenditures or Permitted Acquisitions in an aggregate principal not to exceed at any time outstanding on a pro forma basis after giving effect to the incurrence of such Indebtedness the greater of (i) $25,000,000 and (ii) 4.0% of Consolidated Tangible Assets;

(f)                                   the incurrence by the Borrower or any of its Subsidiaries of any Permitted Refinancing in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under Section 9.1(a), (c), (d), (e), (f), (g), or (o);

(g)                                  Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets and (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness;

(h)                                 without duplication, Guaranty Obligations with respect to Indebtedness permitted pursuant to any other clause of this Section 9.1;

(i)                                     unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Non-Guarantor Subsidiary to any Credit Party in an aggregate principal amount not to exceed $10,000,000 at any time outstanding, (iii) owed by any Credit Party to any Non-Guarantor Subsidiary; provided in the case of clauses (i) to (iii) hereto, that such Indebtedness shall be subordinated in right of payment to the payment in full of the Obligations, pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, if any, that in any such case is reasonably satisfactory to the Administrative Agent and (iv) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

(j)                                    the incurrence by the Borrower or any of the Guarantors of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(k)                                 the incurrence by the Borrower or any of its Subsidiaries arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l)                                     Subordinated Indebtedness of the Borrower and its Subsidiaries; provided that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness, (ii) the Administrative Agent shall have received reasonably satisfactory written evidence that the Borrower would be in compliance with the financial covenants set forth in Section 9.14 on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness and (iii) the Borrower shall have complied with the requirements of Section 4.4(b);

(m)                             Indebtedness under bid, payment performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, self-insurance and bank overdrafts, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(n)                                 Indebtedness under the New Notes Documents;

(o)                                 the incurrence by the Borrower or any of its Subsidiaries of Indebtedness deemed to exist pursuant to the terms of a joint venture agreement as a result of a failure of the Borrower or such Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Borrower’s or such Subsidiary’s equity interests in the related joint venture;

(p)                                 the incurrence by the Borrower or any of its Subsidiaries of any other Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including, without limitation, Capital Leases and purchase money Indebtedness, not to exceed the greater of (i) $40,000,000 and (ii) 3.0% of Consolidated Tangible Assets;.

(q)                                 Indebtedness incurred for the purposes of financing insurance premiums (including, without limitation, extended payment terms) up to an aggregate amount of $5,000,000 at any time outstanding;

(r)                                    Indebtedness incurred by the Borrower or any of its Subsidiaries, if the Consolidated Total Leverage Ratio for the Borrower’s and its Subsidiaries’ most recently ended four Fiscal Quarter period for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred shall be at least 0.25 times lower than the Consolidated Total Leverage Ratio set forth in Section 9.14(a), regardless if such financial covenants under Section 9.14(a) were actually applicable at such time, determined on a pro forma basis after giving effect to the issuance of any such Indebtedness as if the additional Indebtedness had been incurred at the beginning of such four Fiscal Quarter Period; provided, that all such Indebtedness of any Non-Guarantor Subsidiary shall not exceed $20,000,000 at any one time outstanding; and

(s)                                   the Borrower’s guaranty of the purchase price payment in connection with the Circus Reno/Silvery Legacy Purchase.

SECTION 9.2                                             Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)                                 (i) Liens created pursuant to the Loan Documents, of the Administrative Agent, for the benefit of the Secured Parties, and (ii) Liens on cash or deposits granted in favor of the Swingline Lender or the Issuing Lender to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(b)                                 Liens in existence on the Closing Date and described on Schedule 9.2.

(c)                                  Liens to secure any Permitted Refinancing (and customary obligations related thereto); provided that the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof);

(d)                                 Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA), assessments or governmental charges, levies or claims that are not yet due and payable or delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(e)                                  the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than 60 days, or if more than 60 days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith by appropriate proceedings; provided  that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(f)                                   deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, payment obligations in connection with self-insurance and similar obligations, and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(g)                                  encumbrances in the nature of (i) zoning restrictions, easements and rights or restrictions of record on the use of real property and (ii) minor defects or irregularities in title, in each, which do not materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

(h)                                 Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(i)                                     Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(j)                                    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal or other surety bonds relating to such judgments;

(k)                                 (i) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to the assets acquired (or the assets of the Subsidiary acquired), (C) such Liens are not “blanket” or all asset Liens, (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries and (E) the Indebtedness and any Permitted Refinancing in respect thereto secured by such Liens is permitted under Section 9.1(f) or (g), as applicable, of this Agreement;

(l)                                     Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 9.1(g) or (l);

(m)                             (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of any Borrower or any Subsidiary thereof;

(n)                                 (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(o)                                 any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness;

(p)                                 Liens securing Indebtedness permitted under Section 9.1(p) to the extent such Indebtedness may be secured pursuant to Section 9.1(p);

(q)                                 Liens on Collateral securing Secured Hedge Agreements and Secured Cash Management Agreements that are entered into in accordance with Section 9.1;

(r)                                    Liens securing Indebtedness permitted under Section 9.1(e); provided that (i) concurrently with creating any such Lien, the Credit Party shall have granted to the

Administrative Agent for the benefit of the Secured Parties a Lien on the assets so acquired with such Indebtedness that is pari passu to such Lien and (ii) any such Lien shall only encumber the assets acquired with such Indebtedness;

(s)                                   Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings, including Indebtedness permitted under Section 9.1(q);

(t)                                    grants of software and other technology licenses in the ordinary course of business;

(u)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(v)                                 other Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or the ownership of their Properties which were not created in connection with the incurrence of Indebtedness and do not in the aggregate materially detract from the value of such Properties or materially impair the use thereof, including without limitation leases, subleases, licenses and sublicenses and Liens imposed pursuant to the Paid-Up Oil and Gas Leases and in connection with the Mining Agreement;

(w)                               Liens in favor of a lender providing Subordinated Indebtedness pursuant to Indebtedness incurred under Section 9.1(l); and

(x)                                 Liens securing Indebtedness; provided that the principal amount of such Indebtedness secured pursuant to this clause (x) together with all other Indebtedness then outstanding and incurred under this clause (x) does not to exceed the greater of (i) $30,000,000 and (ii) 2.5% of Consolidated Tangible Assets.

Notwithstanding any in the foregoing to the contrary, no Credit Party shall permit any Lien on, or grant any security interest in, the capital stock of the Guarantors other than a Lien or security interest in favor of Administrative Agent.

SECTION 9.3                                             Investments.  Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interest, interest in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:

(a)                                 (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3(a)(ii), (iii) Investments made after the Closing Date by any Credit Party in any other Credit Party, (iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary; provided, that all such Investments in Non-Guarantor Subsidiaries shall not exceed $20,000,000 at any one time outstanding, (v) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party and (vi) Investments made after the Closing Date as set forth on Schedule 9.3(a)(vi);

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures permitted pursuant to this Agreement;

(d)                                 deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 9.2;

(e)                                  Hedge Agreements permitted pursuant to Section 9.1;

(f)                                   purchases of assets in the ordinary course of business;

(g)                                  Investments made after the Closing Date by the Borrower or any Guarantor thereof in the form of Permitted Acquisitions;

(h)                                 any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(i)                                     loans or advances to employees made in the ordinary course of business of the Borrower or any Subsidiary of the Borrower in an aggregate principal amount not to exceed $600,000 at any one time outstanding;

(j)                                    Investments in the form of Restricted Payments permitted pursuant to Section 9.6;

(k)                                 Guaranty Obligations permitted pursuant to Section 9.1;

(l)                                     intercompany Indebtedness to the extent permitted under Section 9.1(i);

(m)                             Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(n)                                 Investments required by a Gaming Authority or made in lieu of payment of a tax or in consideration of a reduction in tax;

(o)                                 Investments in sales of Non-Core Land in an amount not to exceed $10,000,000;

(p)                                 any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes;

(q)                                 Investments in joint ventures formed for the purpose of developing hotels or other facilities that are adjacent to or ancillary to any Gaming Facility owned by the Borrower or any of its Subsidiaries; provided that the aggregate amount of all such Investments shall not at any time exceed $5,000,000;

(r)                                    Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 9.3(r) that are at the time outstanding not to exceed the greater of (i) $35,000,000 and (ii) 2.5% of Consolidated Tangible Assets; and

(s)                                   the Circus Reno/Silvery Legacy Purchase.

The amount of Investments outstanding at any time pursuant to Section 9.3(r) shall be deemed to be reduced:

(a)                                 upon the disposition or repayment of or return on any Investment made pursuant to Section 9.3(r) above, by an amount equal to the return of capital with respect to such Investment to the Borrower or any Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b)                                 upon a Redesignation of an Unrestricted Subsidiary as a Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (u) above.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

For the purpose of this Section 9.3, (a) “Investments” shall include the portion (proportionate to the Borrower’s Equity Interests in a Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary (provided that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Borrower’s “Investment” in such Unrestricted Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Borrower’s Equity Interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is so redesignated a Subsidiary) and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as evidenced by a resolution of the board of directors of the Borrower certified by a Responsible Officer of the Borrower in an officers’ certificate to the Administrative Agent.

SECTION 9.4                                             Fundamental Changes.  Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of related transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)                                 (i) any wholly-owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any wholly-owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 8.14 in connection therewith);

(b)                                 (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)                                  any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the Fair Market Value of such assets;

(d)                                 (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e)                                  any wholly-owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including, without limitation, any Permitted Acquisition permitted pursuant to Section 9.3(g)); provided that, in the case of any merger involving a wholly-owned Subsidiary that is a Domestic Subsidiary, (i) a wholly-owned Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a wholly-owned Guarantor and the Borrower shall comply with Section 8.14 in connection therewith;

(f)                                   any Acquired Entity may be merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition in a manner consistent with the definition of “Acquired Entity”; and

(g)                                  if on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-Fiscal Quarter period the Borrower and its Subsidiaries would (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Leverage Ratio test set forth in Section 9.1(r) or (ii) have had a Consolidated Total Leverage Ratio equal to or less than the actual Consolidated Total Leverage Ratio for such four-Fiscal Quarter period.

SECTION 9.5                                             Asset Dispositions.  Make any Asset Disposition except:

(a)                                 the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(b)                                 non-exclusive licenses and sublicenses of Intellectual Property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c)                                  leases, subleases, licenses or sublicenses of real or personal property granted by any Borrower or any of its Subsidiaries to others in the ordinary course of business not materially detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d)                                 Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;

(e)                                  Asset Dispositions in connection with transactions permitted by Section 9.4;

(f)                                   Asset Dispositions not otherwise permitted pursuant to this Section 9.5; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for Fair Market Value and the consideration received shall be no less than 75% in cash, and (iii) the aggregate Fair Market Value of all property disposed of in reliance on this Section 9.5(f) shall not exceed $10,000,000 in any Fiscal Year; and

(g)                                  effect Asset Dispositions of investments in (x) joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

SECTION 9.6                                             Restricted Payments.  Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of the Borrower or any Subsidiary thereof (or any Unrestricted Subsidiary thereof, to the extent an Investment was made by the Borrower or a Subsidiary in such Unrestricted Subsidiary pursuant to Section 9.3 the amount of which Investment would not otherwise be permitted by this Section 9.6 to be made as a Restricted Payment by such Person), or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of the Borrower or any Subsidiary thereof (or any Unrestricted Subsidiary thereof, to the extent an Investment was made by the Borrower or a Subsidiary in such Unrestricted Subsidiary pursuant to Section 9.3 the amount of which Investment would not otherwise be permitted by this Section 9.6 to be made as a Restricted Payment by such Person) (all of the foregoing, “Restricted Payments”); provided that any designation of a Subsidiary as an Unrestricted Subsidiary to facilitate the making of a dividend or other distribution or payment that would have been a Restricted Payment had such Unrestricted Subsidiary remained a Subsidiary shall be deemed to be a Restricted Payment for purposes of this Agreement; provided, further, that:

(a)                                 the Borrower or any Subsidiary thereof may pay dividends in shares of its own Qualified Equity Interest;

(b)                                 any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);

(c)                                  (i) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);

(d)                                 so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any Subsidiary of the Borrower held by any current or former officer, director, employee or consultant (or family members, spouses or former spouses, heirs of, estates of or trusts formed by such persons) of the Borrower or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,500,000 in any 12-month period;

(e)                                  payment of amounts necessary to repurchase Indebtedness or Equity Interests of the Borrower or any Subsidiary to the extent required by any Gaming Authority having jurisdiction over the Borrower or any Subsidiary in order to avoid the suspension, revocation or denial of a Gaming License by that Gaming Authority; provided that, in the case of any such repurchase of Equity Interests of the Borrower or any Subsidiary, if such efforts do not jeopardize any Gaming License, the Borrower or any such Subsidiary will have previously attempted to find a suitable purchaser for such Equity Interests and no suitable purchaser acceptable to the applicable Gaming Authority was willing to purchase such Equity Interests on terms acceptable to the holder thereof within a time period acceptable to such Gaming Authority;

(f)                                   regularly scheduled payments of interest in respect of the New Notes required pursuant to the instruments evidencing such New Notes and the New Notes Indenture;

(g)                                  so long as no Default or Event of Default exists or would result therefrom, regularly scheduled payments in respect of the Indebtedness permitted pursuant to Section 9.1;

(h)                                 so long as no Event of Default has occurred and is continuing, the payment of, or a distribution to permit the payment of, any amounts that otherwise would have been payable under Section 9.7(xii) in an aggregate amount not to exceed $600,000 per Fiscal Year;

(i)                                     so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $75,000,000 since the Closing Date; and

(j)                                    the purchase of Equity Interests of ELLC pursuant to the terms of the Retained Interest Agreement.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment consisting of any Core Gaming Asset.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the board of directors of the Borrower.

SECTION 9.7                                             Transactions with Affiliates.  Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate

of any such officer, director or holder, involving aggregate payments or consideration in excess of $2,000,000, other than:

(i)                                     transactions permitted by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.13;

(ii)                                 transactions existing on the Closing Date and described on Schedule 9.7 (or any amendment to any such agreement to the extent such amendment is not materially adverse to the Lenders);

(iii)                             transactions among Credit Parties;

(iv)                              any transactions or series of related transactions involving aggregate consideration in excess of $10,000,000, the Borrower delivers to the Administrative Agent a resolution of the board of directors of the Borrower set forth in an Officer’s Certificate certifying that such transaction complies with this Agreement and that such transaction has been approved by a majority of the disinterested members of the board of directors of the Borrower;

(v)                                 employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(vi)                              payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services to any Affiliate that is not a Credit Party or an Unrestricted Subsidiary;

(vii)                           in connection with the consummation of the Transactions;

(viii)                        issuances of Equity Interests of the Borrower;

(ix)                              transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(x)                                 provision of officers’ and directors’ indemnification and insurance to officers and directors of the Borrower and its Subsidiaries in the ordinary course of business;

(xi)                              payment of customary fees and reasonable out-of-pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(xii)                           so long as no Event of Default has occurred and is continuing, the payment of any management, consulting or other fees for similar services for the management of the Borrower or any of its Subsidiaries due under any management agreement in an aggregate amount not to exceed $600,000 per Fiscal Year;

(xiii)                        loans or advances to employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding; and

(xiv)                       any transaction pursuant to any contract in existence on the Closing Date.

SECTION 9.8                                             Accounting Changes; Amendments to Organizational Documents and New Notes Indenture.

(a)                                 Change its Fiscal Year or Fiscal Quarter end, or make (without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned)) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b)                                 None of the Credit Parties shall supplement, modify, amend, restate, extend or otherwise change the terms of or waive any provision of (i) any Credit Party’s articles of incorporation, certificate of formation, bylaws, operating agreement or limited partnership agreement or any similar organizational document, if such supplement, modification, amendment, restatement, extension, change or waiver would be materially adverse to Administrative Agent or the Lenders or (i) any New Notes Document that would:

(i)                                     increase the principal amount of the New Notes Indenture in excess of the amount permitted under this Agreement;

(ii)                                 increase the interest rate or yield provisions applicable to the New Notes;

(iii)                             change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or add any event of default or change (to an earlier date) any date upon which payment of principal, interest or premium (if any) is due thereon;

(iv)                              add or make any modification that has the effect of adding any financial maintenance covenant or debt incurrence covenant therein;

(v)                                 increase materially the obligations of the Borrower or any of its Subsidiaries, or confer any additional material rights upon, the holders of New Notes (or the trustee, agent or other authorized representative for such holders) (in each case, including without limitation, by amending or adding covenants) which would be materially adverse to the Borrower or any of its Subsidiaries or Administrative Agent or any Lender; or

(vi)                              grant or permit Liens on any asset or property to secure any New Notes unless such additional Liens secure the Obligations.

SECTION 9.9                                             Payments and Modifications of Subordinated Indebtedness.

(a)                                 Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any New Notes Document or any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b)                                 Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, unsecured Indebtedness or Indebtedness secured by Liens that are junior to those securing the Obligations, except:

(i)                                     Permitted Refinancings (other than any such payments prohibited by any subordination provisions applicable thereto);

(ii)                                 payments and prepayments of any such Indebtedness made solely with the proceeds of (A) Qualified Equity Interests of the Borrower or (B) Qualified Equity Interests of any parent of the Borrower that have been contributed to the Borrower; and

(iii)                             the payment of regularly scheduled principal, interest, expenses and indemnities in respect of any Indebtedness (other than any such payments prohibited by any subordination provisions applicable thereto).

SECTION 9.10                                      No Further Negative Pledges; Restrictive Agreements.

(a)                                 Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to (A) Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (B) Section 9.1(e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein), (C) , (C) Section 9.1(g) (provided that any such restriction contained therein relates only to the Subsidiary or the assets acquired in such acquisition referred to therein) and (D) Section 9.1(l), (n) or (p) (provided that any such restriction contained therein is no more restrictive than the restrictions set forth in this Agreement or the other Loan Documents) and (iv) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date.

(b)                                 Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any the Borrower or any Subsidiary or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law or (C) Indebtedness incurred under Section 9.1(c), (d), (e) or (g).

(c)                                  Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(c), (d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith) or (e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein), (D) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (E) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (F) customary restrictions in leases, subleases, licenses and sublicenses otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (G) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 9.11                                      Nature of Business.  Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

SECTION 9.12                                      Sale Leasebacks.  Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease.

SECTION 9.13                                      [Reserved].

SECTION 9.14                                      Financial Covenants.

(a)                                 Consolidated Total Leverage Ratio.  With respect to Revolving Credit Loans only, as of the last day of any Fiscal Quarter ending during the periods specified below, permit the Consolidated Total Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Consolidated Total Leverage Ratio
Closing Date through December 31, 2015	6.75 to 1.00
January 1, 2016 through December 31, 2017	6.00 to 1.00
January 1, 2018 and thereafter	5.00 to 1.00

(b)                                 Consolidated Interest Coverage Ratio.  With respect to Revolving Credit Loans only, as of the last day of any Fiscal Quarter ending during the periods specified below, permit the Consolidated Interest Coverage Ratio to be less than the corresponding ratio set forth below opposite such Fiscal Quarter period:

Period	Minimum Consolidated Interest Coverage Ratio
Closing Date through December 31, 2015	2.50 to 1.00
January 1, 2016 through December 31, 2016	2.75 to 1.00
January 1, 2017 and thereafter	3.00 to 1.00

The provisions of this Section 9.14 are for the benefit of the Revolving Credit Lenders only and the Required Revolving Credit Lenders may amend, waive or otherwise modify this Section 9.14 or the defined terms used for purposes of this Section 9.14 or waive any Default or Event of Default resulting from a breach of this Section 9.14 in accordance with the provisions of Section 12.2.

(c)                                  Certain Calculations.  With respect to any period during which a Specified Transaction has occurred, for purposes of determining compliance with the financial covenants set forth in this Section 9.14, Consolidated EBITDA shall be calculated with respect to such period on a Pro Forma Basis using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Investment, Asset Disposition or Permitted Acquisition and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to the outstanding Loans incurred during such period).

SECTION 9.15                                      Designation of Unrestricted Subsidiaries; Limitation on Creation of Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, Borrower will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Unrestricted Subsidiary, except to the extent that (a) such establishment, creation or acquisition constitutes an Investment permitted under Section 9.3(r), (b) such Unrestricted Subsidiary meets all of the requirements of the definition thereof and (c) the Equity Interests of such Unrestricted Subsidiary, to the extent owned by a Credit Party, are promptly pledged pursuant to, and to the extent required by, the Security Agreement, the Stock Pledge Agreement and the Guaranty Agreement and the certificates, if any, representing such Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Administrative Agent.

SECTION 9.16                                      Disposal of Subsidiary Interests.  The Borrower will not permit any Domestic Subsidiary to be a non-wholly-owned Subsidiary except (a) as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 9.4 or 9.5 or (b) so long as such Domestic Subsidiary continues to be a Guarantor.  No Credit Party shall form, or cause to be formed, any other Subsidiary, except in compliance with Section 8.14.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1                                      Events of Default.  Each of the following shall constitute an Event of Default:

(a)                                 Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)                                 Other Payment Default.  The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of three Business Days.

(c)                                  Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d)                                 Default in Performance of Certain Covenants.  Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2(a), 8.3(a) or 8.4 (only with respect to corporate existence) or Article IX.

(e)                                  Breach of Representations, Etc.  Any material representation, warranty, certification or other statement made or deemed made by any Credit Party in any Loan Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made.

(f)                                   Default in Performance of Other Covenants and Conditions.  Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of 30 days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower having obtained knowledge thereof.

(g)                                  Indebtedness Cross-Default.  Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount of which Indebtedness is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount (or, with respect to any Hedge Agreement, the Hedge Termination Value) of which Indebtedness is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (and in each case, any applicable grace period having expired).

(h)                                 Change in Control.  Any Change in Control shall occur.

(i)                                     Voluntary Bankruptcy Proceeding.  Any Credit Party or any Material Domestic Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action authorizing any of the foregoing.

(j)                                    Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against any Credit Party or any Material Domestic Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Material Domestic Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of 60 consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Debtor Relief Laws) shall be entered.

(k)                                 Failure of Agreements.  At any time after the execution and delivery thereof, (i) (A) this Agreement or any Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (B) Administrative Agent shall not have or shall cease to have a valid and perfected first priority Lien (subject to Permitted Liens) in a material portion of the Collateral purported to be covered by the Loan Documents (except (1) as expressly permitted by the Loan Documents or (2) as a result of the Administrative Agent’s failure to maintain possession of certificates or instruments representing the Collateral delivered to it by any Credit Party) or any Credit Party shall so assert in writing, or (ii) any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party.

(l)                                     ERISA Events.  An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

(m)                             Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and either (i) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award.

(n)                                 Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of any Credit Party and such order shall remain undischarged or unstayed for a period in excess of 15 days, or any Credit Party shall otherwise dissolve or cease to exist (except as permitted by Section 9.5).

(o)                                 Gaming Licenses.  The revocation, termination, suspension or cessation of effectiveness of any Gaming License following exhaustion of all administrative remedies which results in the cessation or suspension of any gaming operations at any Gaming Facility for a period of more than 90 consecutive days that, during the 12 month period ended on the last day of the most recently ended calendar month, accounted for ten percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis related to gaming operations (other than the voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the board of directors of the Borrower both desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Lenders.

SECTION 10.2                                      Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower:

(a)                                 Acceleration; Termination of Credit Facility.  Terminate the Revolving Credit Commitment (other than the Revolving Credit Commitments with respect to outstanding Letters of Credit, which, in such case, shall be Cash Collateralized in an amount equal to the L/C Obligations) declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit

Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b)                                 Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(c)                                  General Remedies.  Exercise on behalf of the Secured Parties any or all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law.

(d)                                 Notice to West Virginia Lottery Commission.  Upon the occurrence of a Default or an Event of Default hereunder or under any of the Loan Documents, the Borrower or the Administrative Agent, as applicable, shall, promptly upon becoming aware of such Default or Event of Default, provide notice thereof to each Gaming Authority upon which notice is required to be given.

SECTION 10.3                                      Rights and Remedies Cumulative; Non-Waiver; etc.

(a)                                 The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)                                 Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.4), or (iv)

any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; provided further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.4(b), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4                                      Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Lenders upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lender, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full (other than (i) contingent indemnification and expense reimbursements obligations not then due and (ii) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and all Letters of Credit have been terminated or expired (or been Cash Collateralized in an amount equal to the then outstanding L/C Obligations), to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this

Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not a “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood and agreed, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, to the extent permitted by Applicable Law, the Administrative Agent shall make such adjustments as it determines are reasonably appropriate to distributions pursuant to clause Fourth above from amounts received from “Eligible Contract Participants” to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other obligations pursuant to clause Fourth above).

SECTION 10.5                                      Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6                                      Credit Bidding.

(a)                                 The Administrative Agent, on behalf of itself and the Lenders, with the consent (or at the direction) of the Required Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Lenders all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.

(b)                                 Each Lender hereby agrees that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1                                      Appointment and Authority.

(a)                                 Each of the Lenders and the Issuing Lender hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2                                      Rights as a Lender.

(a)                                 The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)                                 Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 11.3                                      Exculpatory Provisions.

(a)                                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or as necessary under the circumstances as provided in Section 12.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duties or obligations to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any

Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or the Issuing Lender.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 11.4                                      Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5                                      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6                                      Resignation of Administrative Agent.

(a)                                 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent, in consultation with and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation) may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such removal), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                                 Any resignation by, or removal of, JPMorgan Chase Bank, N.A., as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7                                      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8                                      No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book managers, lead managers, arrangers, lead arrangers or co-arrangers listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

SECTION 11.9                                      Collateral and Guaranty Matters.

(a)                                 Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent:

(i)                                     to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification and expense reimbursement obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit that have been Cash Collateralized in an amount equal to the then outstanding L/C Obligations), (B) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;

(ii)                                  to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.2(i); and

(iii)                               to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement and the Security

Agreement pursuant to this Section 11.9.  In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement and the Security Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b)                                 The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10                               Secured Hedge Agreements and Secured Cash Management Agreements(a) .  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 11.11                               Withholding Taxes.  Without limiting or expanding the provisions of Section 5.11, each Lender shall indemnify the Administrative Agent (to the extent that Administrative Agent has not already been reimbursed by the Credit Parties and without limiting or expanding the obligation of the Credit Parties to do so) against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective).  A certificate as to the amount of any such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amounts due the Administrative Agent under this Section 11.11.  The agreements in this Section 11.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1                                      Notices.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Eldorado Resorts, Inc.
100 West Liberty Street, Suite 1150
Reno, NV 89501
Telephone: (775) 348-9270

Facsimile:  (775) 337-9218
Attention:  Robert M. Jones

Email: bjones@eldoradoresorts.com

With copies to:

Milbank, Tweed, Hadley & McCloy LLP
601 Figueroa Street, 30th Floor
Los Angeles, California 90017
Telephone: (213) 892-4671

Facsimile:  (213) 892-4721
Attention:  Deborah Conrad, Esq.

Email: dconrad@milbank.com

If to Administrative Agent, Issuing Lender and Swingline Lender at:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road 3/Ops2

Newark, DE 19713

Attention: Daniel Lahijani

Telephone: (302) 634-4208

Facsimile: (302) 634-4733

Email: daniel.x.lahijani@Jpmorgan.com

With a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Telephone:  (212) 318-3836
Facsimile:  (212) 378-2500
Attention:  William J. Miller
Email:  wmiller@cahill.com

If to any other Lender or Issuing Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

if to the West Virginia Lottery Commission, at:

West Virginia Lottery Commission
312 MacCorkle Ave SE
Charleston, WV 25314
Attention:  John Melton, General Counsel

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 12.1(b) below, shall be effective as provided in said Section 12.1(b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested

(d)                                 Change of Address, Etc.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)                                  Platform.

(i)                                     Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the communications required hereunder available to the Issuing Lender and the other Lenders by posting such communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

SECTION 12.2                                      Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a)                                 increase the Revolving Credit Commitment of any Revolving Credit Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 10.2) or the amount of Loans required to be made by any Lender, in any case, without the written consent of such Lender;

(b)                                 waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 2.4(b) shall only require the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(c) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(d)                                 change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)                                  change Section 4.4(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f)                                   except as otherwise permitted by this Section 12.2, change any provision of this Section 12.2 or reduce the percentages specified in the definition of “Required Lenders,” “Required Revolving Credit Lenders,” or any provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(g)                                  consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(h)                                 release (i) all of the Guarantors or (iii) the Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement and any Security Agreement (other than as authorized in Section 11.9), without the written consent of each Lender;

(i)                                     release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender; or

(j)                                    amend, waive or otherwise modify the financial covenants set forth in Section 9.14, any definition related thereto (as any such definition is used therein) or waive any Default or Event of Default resulting from a failure to perform or observe the financial covenants set forth in Section 9.14 (including any related Default or Event of Default under Section 8.1) without the written consent of the Required Revolving Credit Lenders; provided, that, the amendments, waivers or modifications described in this clause (j) shall not require the consent of any Lenders other than the Required Revolving Credit Lenders, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) any fee letter agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, and (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into technical or immaterial amendments or modifications to this Agreement (other than amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall affect any provision identified in clauses (a)-(i) above, in each case, without the written consent of such affected Lender.

SECTION 12.3                                      Expenses; Indemnity.

(a)                                 Costs and Expenses.  The Borrower shall cause the other Credit Parties to, jointly and severally, pay, promptly following written demand therefor (i) all reasonable and documented out-of-pocket expenses incurred by the Arrangers, the Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and, in the event of any conflict of interest, such additional counsel for each of the Lenders retained with the consent of the Borrower to the extent of such conflict of interests) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and, in the event of any conflict of interest, such additional counsel for each of the Lenders retained with the consent of the Borrower to the extent of such conflict of interests) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 12.3, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that, in the case of this clause (ii), in no event shall the Borrower be responsible for the fees and expenses of more than one counsel for the Administrative Agent or more than one counsel for the Lenders (provided such counsel is not conflicted from representing, and is reasonably acceptable to each Lender), collectively, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder and (iii) all reasonable costs, fees and expenses of one financial advisor retained by the Lenders, collectively, at any time after (x) an Event of Default under Section 10.1(a) or (b) has occurred and is continuing or (y) any other Default or Event of Default has occurred and has been continuing for a period of at least 30 days.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for any material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under Section 12.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this Section 12.3(c) are subject to the provisions of Section 5.7.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 12.3(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable promptly after demand therefor.

(f)                                   Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4                                      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 12.5                                      Governing Law; Jurisdiction, Etc.

(a)                                 Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)                                 Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, the Swingline Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6                                      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7                                      Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 12.8                                      Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9                                      Accounting Matters.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 12.10                               Successors and Assigns; Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may (except as permitted pursuant to Section 10.2) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five Business Days after having received written notice thereof unless such consent is expressly refused by the Borrower prior to such fifth Business Day;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof; and provided further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or a Term Loan Commitment, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consents of the Issuing Lender and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Subsidiaries, Unrestricted Subsidiaries or Affiliates, (B) to any other Person if such assignment to such Person would violate any Gaming Law, (C) to any other Person for which a finding of unsuitability has been made or determined by any Gaming Authority against such Person, (D) a Competitor or an Affiliate of a Competitor of any Credit Party or (E) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (E).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts and interest thereon of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent has delivered to the Borrower a true and correct copy of the Register as in effect on the date hereof and from time to time upon written request of the Borrower, a copy of the then current Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (w) a natural Person, (x) the Borrower, (y) any of the Borrower’s Affiliates or Subsidiaries or (z) any Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 12.2 that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.8, 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements of Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.10(b); provided that such Participant (A) shall be subject to the provisions of Section 5.12 as if it were an assignee under Section 12.10(b) and (B) shall not be entitled to receive any greater payment under Sections 5.10 and 5.11, with respect to such participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 12.3 and 12.4 as though it were a Lender; provided that such Participant shall be subject to Section 5.6 as though it were a Lender.

(e)           Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest thereon) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           In the event any Lender is found unsuitable as a Lender under the Credit Agreement by any Gaming Authority (an “Unsuitable Lender”), then to the extent permitted by Applicable Laws: (i) the Borrower shall have the right to make a voluntary prepayment of the Revolving Credit Loans and the Term Loans in the amount necessary to reduce the aggregate Revolving Credit Commitment and the Term Loan, as applicable, by the amount of the Revolving Credit Loans and Term Loans, as applicable, held by the Unsuitable Lender, and any payments required in connection with such prepayment shall be made to the Unsuitable Lender and not on a pro rata basis to all Lenders (without any additional penalties, including any breakage costs) until a replacement Lender, if any, commits to acquire the Revolving Credit Loans and Term Loans, as applicable, of the Unsuitable Lender, at which time, the aggregate Revolving Credit Commitment and Term Loans, as applicable, shall be increased by the amount of such prepayment, and (ii) upon full payment of all outstanding amounts of principal and interest owing to it, such Unsuitable Lender shall executed such documents as may be required by the Administrative Agent, the Borrower or any applicable Gaming Authority to evidence that such Unsuitable Lender no longer retain any interest under the Loan Documents (other than provisions that expressly survive the repayment in full of the Obligations).  No Credit Party shall be required to pay or reimburse any Unsuitable Lender in applying for a license, qualification or a finding of suitability.

SECTION 12.11          Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement (other than any Competitor) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (other than any Competitor); (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates), (l) to the extent that such information is independently developed by a Secured Party or (m) for purposes of establishing a “due diligence” defense.  For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding any provision in this Agreement to the contrary, the obligations of the Administrative Agent, the Lenders and the Issuing Lender under this Section 12.11 shall survive termination of this Agreement for a period of one year and shall continue to bind any former Administrative Agent, Lender, or Issuing Lender who ceases to be a party to this Agreement for a period of one year thereafter.

SECTION 12.12          Performance of Duties.  Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.13          All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.14          Survival.

(a)           All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)           Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.15          Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.16          Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 12.17          Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.18          Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been paid and satisfied in full (other than (a) contingent indemnification and expense reimbursements obligations not then due and (b) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made), all Letters of Credit have been terminated or expired (or been Cash Collateralized in an amount equal to the then outstanding L/C Obligations) and the Revolving Credit Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.19          USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender to identify the Borrower or such Guarantor in accordance with the PATRIOT Act.

SECTION 12.20          Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.21          Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.22          Additional Gaming Provisions.

(a)           Each of the Arrangers, the Administrative Agent and the Lenders agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and the other Credit Parties, including, without limitation, to the extent not inconsistent with the internal policies of such Arranger, Administrative Agent or Lender and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to any Arranger, the Administrative Agent, any of the Lenders or the Borrower or any other Credit Party, or the Loan Documents.  Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each other Credit Party to authorize, each Arranger, the Administrative Agent and each Lender to cooperate with the applicable Gaming Authorities as described above.

(b)           Notwithstanding anything contained in this Agreement or in the Security Documents to the contrary, (i) with respect to Collateral located in the Commonwealth of Pennsylvania, the Administrative Agent hereby confirms that it does not and will not have or otherwise claim a security interest in, or lien on, monies and other funds on account for taxes owed to the Commonwealth of Pennsylvania under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. Cons. Stat. Ann. § 1101 et. seq., (ii) with respect to Collateral located in the State of West Virginia, the Administrative Agent hereby confirms that it does not and will not have or otherwise claim a security interest in, or lien on, monies and other funds on account for taxes owed to the State of West Virginia under the West Virginia Lottery Racetrack Table Games Act, W. Va. Code § 29-22C-1 et seq. or on the gross terminal income required to be remitted to the West Virginia Lottery Commission pursuant to Section 10 of the West Virginia Racetrack Video Lottery Act, W. Va. Code § 29-22A-10, and (iii) with respect to the video lottery license that was issued to SDI on or about June 1, 2013 in the State of Ohio, the Administrative Agent and the Lenders acknowledge that Ohio law prohibits the transfer directly or indirectly of a video lottery license for five years after the initial issuance thereof to an entity that did not have an ownership interest in such initial license; provided that the director of the Ohio Lottery Commission shall have the authority to permit a transfer otherwise prohibited by Applicable Law if such director determines that due to the financial, operational or security integrity of the licensed agent, such transfer is needed to protect the public interest or trust.

(c)           The Lenders acknowledge that (i) the PGCB has the authority pursuant to 58 Pa. Code § 441a.13 to review agreements pertaining to PIDI, (ii) if the PGCB finds that an agreement is not in the public interest or is inimical to the interest of gaming in the Commonwealth of Pennsylvania, the PGCB may, by order, require the termination of the agreement or association of any person associated therewith, or pursue any remedy or combination of remedies authorized by Applicable Law.  The Lenders further acknowledge that the Borrower and the Guarantors may terminate this Agreement, or any related Loan Document, if the PGCB orders the termination of this Agreement or any related Loan Document pursuant to 58 Pa. Code § 441a.13.  Upon any such termination, an Event of Default shall have occurred and be continuing and all Obligations shall be immediately due and payable.

Notwithstanding anything contained in this Agreement or in the Security Documents to the contrary, the Collateral shall not include, and no security interest shall be granted with respect to, any Gaming License or Gaming Equipment if and to the extent that a security interest in such Gaming License or Gaming Equipment (i) is prohibited by applicable law, rule or regulation, or (ii) requires the consent of any Governmental Authority or Gaming Authority which has not yet been obtained.

Lenders acknowledge that (i) any lender that is not a bank or other licensed lending institution must be approved by the West Virginia Lottery Commission and certain other Gaming Authorities prior to the extension of credit and (ii) although advance approval is not required by the PGCB, the PGCB retains the right, upon a finding of probable cause, to investigate the suitability of lenders; provided, that the Credit Parties acknowledge that as of the Closing Date, the Lenders party hereto have been approved by the West Virginia Lottery Commission.

SECTION 12.23          Certain Matters Affecting Lenders.

(a)           If any Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws (a “Former Lender”), the Borrower shall have the right (but not the duty) to cause such Former Lender (and such Former Lender hereby irrevocably agrees) to assign its outstanding Loans in full to one or more Eligible Assignees (each, a “Substitute Lender”) in accordance with the provisions of Section 12.10 and the Former Lender shall pay any fees payable thereunder in connection with such assignment; provided that, to the extent permitted by each Gaming Authority, (i) on the date of such assignment, the Substitute Lender shall pay to the Former Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Former Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Former Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Former Lender, (ii) on the date of such assignment, the Borrower shall pay any amounts payable to such Former Lender pursuant to Section 5.9, 5.10 or 5.11; or otherwise as if it were a prepayment.  The Borrower shall bear the reasonable costs and expenses of any Lender required by any Gaming Authorities to file an application for a finding of suitability in connection with the investigation of an application by the Borrower or the other Credit Parties for a license to operate a gaming establishment; provided that such Lender (1) fully and timely cooperates with such Gaming Authority with respect to such review process and (2) is found by such Gaming Authority to be suitable.

(b)           Notwithstanding the provisions of Section 12.23(a), and so long as not prohibited by Gaming Laws, if any Lender becomes a Former Lender, and if the Borrower fails to find a Substitute Lender pursuant to Section 12.23(a) within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding amount of all Loans of such Former Lender, together with all unpaid fees owing to such Former Lender hereunder and under any other fee arrangements as separately agreed in the amounts so specified, and any amounts payable to such Former Lender pursuant to Section 5.9, 5.10 or 5.11 or otherwise as if it were a prepayment and, in each case where applicable, with accrued interest thereon to the earlier of (i) the date of payment or (ii) the last day of the applicable Withdrawal Period and all outstanding Commitments of such Lender shall be terminated.  Upon the prepayment of all amounts owing to any Former Lender, such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Former Lender to additional amounts or indemnification hereunder shall survive as to such Former Lender.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ELDORADO RESORTS, INC.

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

ELDORADO HOLDCO LLC

By: Eldorado Resorts, Inc.
Its: Managing Member

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

ELDORADO RESORTS LLC

By: Eldorado Holdco LLC
Its: Managing Member

By: Eldorado Resorts, Inc.
Its: Managing Member

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

ELDORADO SHREVEPORT #1, LLC
ELDORADO SHREVEPORT #2, LLC

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Manager

[Signature Page to Credit Agreement]

ELDORADO CASINO SHREVEPORT JOINT VENTURE

By: Eldorado Shreveport #1, LLC
Its: Managing Partner

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Manager

MTR GAMING GROUP, INC.
MOUNTAINEER PARK, INC.
PRESQUE ISLE DOWNS, INC.
SCIOTO DOWNS, INC.

By:	/s/ Gary L. Carano
Name: Gary L. Carano
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

AGENTS AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Mohammad Hasan
Name: Mohammad Hasan
Title: Executive Director